SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

AFLAC INCORPORATED
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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____________________________________________________________________________________
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[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

March 20, 2009

Dear Fellow Aflac Shareholder:

At Aflac, enhancing the value of your investment remains our first priority and influences every decision we make. Just as we are driven to be good stewards of your investment in Aflac, we also strive to respect the resources we use, both environmentally and financially.

I am pleased to share that we have identified a way not only to reduce the paper resources we use, but also to lower our expenses while remaining true to our commitment of being responsive to you, our valued shareholders. Our proxy materials, including the Proxy Statement, Proxy Voting Form, and Aflac Incorporated 2008 Annual Report to Shareholders, will still be presented to you in a format that is familiar to you, however, many shareholders will now simply be accessing the materials online rather than receiving a paper copy. We strive to make these electronic documents informative, convenient and easy to access.

I hope you will be able to attend the Aflac Incorporated Annual Meeting of Shareholders on Monday, May 4, 2009. If you are unable to attend, I hope you’ll provide your input about the important proposals that impact our business by casting your vote as described within the proxy materials.

As fellow shareholders, each one of us at Aflac thanks you for putting your faith, confidence and resources in our company.

Sincerely,

Daniel P. Amos

1

NOTICE AND PROXY STATEMENT

AFLAC INCORPORATED
Worldwide Headquarters
1932 Wynnton Road
Columbus, Georgia 31999

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to Be Held on May 4, 2009

     The Annual Meeting of Shareholders of Aflac Incorporated (the “Company”) will be held on Monday, May 4, 2009, at 10:00 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia, for the following purposes, all of which are described in the accompanying Proxy Statement:

1.	To elect 17 Directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified;

2.	To consider and approve the following advisory (non-binding) proposal:

“Resolved, that the shareholders approve the overall executive pay-for-performance compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation in this Proxy Statement.”

3.	To consider and act upon the ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2009.

     The accompanying proxy is solicited by the Board of Directors of the Company. The Proxy Statement and the Company’s Annual Report for the year ended December 31, 2008, are enclosed.

     The record date for the determination of shareholders entitled to vote at the meeting is February 24, 2009, and only shareholders of record at the close of business on that date will be entitled to vote at this meeting and any adjournment thereof.

     YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE SO THAT WE MAY BE ASSURED OF A QUORUM TO TRANSACT BUSINESS. YOU MAY VOTE BY USING THE INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY MAILED TO THOSE WHO RECEIVE PAPER COPIES OF THIS PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

By order of the Board of Directors,
/s/Joey M. Loudermilk
Columbus, Georgia	Joey M. Loudermilk
March 20, 2009	Secretary

2

TABLE OF CONTENTS

Solicitation and Revocation of Proxy	1
Proposal 1 — Election of Directors	3
Security Ownership of Management	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
Corporate Governance	7
Board and Committees	9
Compensation Discussion and Analysis	11
Compensation Committee Report	22
2008 Summary Compensation Table	23
2008 Grants of Plan-Based Awards	27
2008 Outstanding Equity Awards at Fiscal Year-End	29
2008 Option Exercises and Stock Vested	31
Pension Benefits	31
Nonqualified Deferred Compensation	33
Potential Payments Upon Termination or Change in Control	34
Director Compensation	40
Related Person Transactions	42
Equity Compensation Plan Information	43
Audit Committee Report	43
Proposal 2 — Advisory Vote on Executive Pay-for-Performance Compensation	44
Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm	45

3

AFLAC INCORPORATED
_________________________

PROXY STATEMENT
_________________________

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, MAY 4, 2009
_________________________

SOLICITATION AND REVOCATION OF PROXY

     This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Monday, May 4, 2009, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and described in detail herein. The meeting will be held at 10 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia.

     All properly executed proxies will be voted in accordance with the instructions contained thereon. If no choice is specified, the proxies will be voted FOR the election of all Director nominees named elsewhere in this Proxy Statement, and FOR approval of each other proposal set forth in the Notice of Meeting, and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof. Shareholders of record may also submit their proxies via the Internet or by telephone in accordance with the procedures set forth in the enclosed proxy. Any proxy may be revoked by the shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by submission of a later-dated proxy or subsequent Internet or telephonic proxy. Shareholders who attend the meeting may revoke any proxy previously granted and vote in person.

     This Proxy Statement and the accompanying proxy are being delivered to shareholders on or about March 20, 2009.

Solicitation of Proxies

     The Company will pay the cost of soliciting proxies. The Company will make arrangements with brokerage firms, custodians, and other fiduciaries to send proxy materials to their principals by mail and by electronic transmission, and the Company will reimburse these entities for mailing and related expenses incurred. In addition to solicitation by mail and electronic transmission, certain officers and other employees of the Company may solicit proxies by telephone and by personal contacts. However, they will not receive additional compensation (outside of their regular compensation) for doing so. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $9,000, plus reimbursement of reasonable out-of-pocket expenses.

Proxy Materials and Annual Report

     This year, as permitted by the U.S. Securities and Exchange Commission (“SEC”) rules, we are pleased to provide proxy materials to our shareholders via the Internet. Accordingly, we have mailed to most of our shareholders a notice about the Internet availability of this Proxy Statement and our 2008 Annual Report instead of a paper copy of those documents. The notice contains instructions on how to access those documents over the Internet, how to vote online at www.proxyvote.com and how to request and receive a paper copy of our proxy materials, including this Proxy Statement and our 2008 Annual Report. Shareholders who select the online access option to the Proxy Statement, Annual Report, and other account mailings through aflinc®, Aflac’s secure online account management system, will receive electronic notice of availability of these proxy materials. All shareholders who do not receive a notice and did not already elect online access will receive a paper copy of the proxy materials by mail. We believe that this new process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Multiple Shareholders Sharing the Same Address

     In accordance with a notice sent to eligible shareholders who share a single address, the Company is sending only one Annual Report and one Proxy Statement to shareholders who consented. This is known as “householding.” However, if a registered shareholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement, he or she may contact Aflac Incorporated Shareholder Services by phone at 800.235.2667 — Option 2, by e-mail at shareholder@aflac.com, or by mail at the following address: Shareholder Services, 1932 Wynnton Road, Columbus, Georgia 31999. Registered shareholders who receive multiple copies of the Company’s Annual Report or Proxy Statement may request householding by contacting Shareholder Services using the preceding options. Shareholders who own the Company’s shares through a bank, broker, or other holder of record may request householding by contacting the holder of record.

Description of Voting Rights

     In accordance with the Company’s Articles of Incorporation, shares of the Company’s Common Stock, par value $.10 per share (the “Common Stock”) are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Where a share is transferred to a transferee by gift, devise, or bequest, or otherwise through the laws of inheritance, descent, or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, the transferee is deemed to be the same beneficial owner as the transferor for purposes of determining the number of votes per share. Shares acquired as a direct result of a stock split, stock dividend, or other distribution with respect to existing shares (“dividend shares”) are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in “street” or “nominee” name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit appearing on the reverse side of their proxy. The Board of Directors reserves the right to require evidence to support the affidavit.

Voting Securities

     Holders of record of Common Stock at the close of business on February 24, 2009, will be entitled to vote at the meeting. At that date, the number of outstanding shares of Common Stock entitled to vote was 467,424,114. According to the Company’s records, this represents the following voting rights:

419,386,607	Shares	@	1	Vote Per Share	=	419,386,607	Votes
48,037,507	Shares	@	10	Votes Per Share	=	480,375,070	Votes
467,424,114	Shares			Total		899,761,677	Votes

     Shareholders shown above with one vote per share can rebut the presumption that they are entitled to only one vote as outlined in “Description of Voting Rights” above. If all of the outstanding shares were entitled to 10 votes per share, the total votes available would be 4,674,241,140. However, for the purposes of this Proxy Statement, it is assumed that the total votes available to be cast at the meeting will be 899,761,677.

     The holders of a majority of the voting rights entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of such business that comes before the meeting. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes are also counted as “shares present” at the meeting for purposes of determining whether a quorum exists.

     Pursuant to the Company’s Bylaws, in an uncontested election, a director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, provided a quorum is present. An abstention or broker non-vote, if any, with respect to the election of one or more nominees will not be counted as a vote cast and will have no effect on the election of such nominee or nominees. Pursuant to the Company’s Bylaws, approval of all other matters to be considered at the meeting requires the affirmative vote of holders of a majority of the voting rights present in person or represented by proxy at the meeting. Broker non-votes, if any, and abstentions will have the effect of votes against other proposals at the meeting.

     If a nominee who is already serving as a director is not re-elected at the annual meeting in an uncontested election, under Georgia law the director would continue to serve on our Board of Directors as a “holdover director.” However, under our Director Resignation Policy, as amended by the Board on February 10, 2009, any holdover director who stood for election but the votes cast for such director did not exceed the votes cast against such director, must offer to tender his or her resignation to our Chairman of the Board. The Corporate Governance Committee will consider such resignation and recommend to the Board whether to accept or reject it. In considering whether to accept or reject the tendered resignation, the Corporate Governance Committee will consider all factors deemed relevant by its members, including the stated reasons why shareholders voted against such director, the qualifications of the director and whether the resignation would be in the best interests of the Company and its shareholders. The Board will formally act on the Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. The Company will, within four business days after such decision is made, publicly disclose in a Form 8-K filed with the SEC, the Board’s decision, together with a full explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the tendered resignation. If a nominee who was not already serving as a director is not elected at the annual meeting, that nominee would not become a director and would not serve on our Board of Directors as a holdover director.

     In a contested election at an annual meeting of shareholders (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Principal Shareholders

     No person, as of February 24, 2009, was the owner of record or, to the knowledge of the Company, beneficially owned 5% or more of the outstanding shares of Common Stock or of the available votes of the Company other than as shown below:

Name and Address		Amount of			Percent of
of Beneficial	Title of Class	Beneficial Ownership		Percent of	Available
Owner	Common Stock	Shares	Votes	Class	Votes
Daniel P. Amos*	10 Votes Per Share	8,742,327	87,423,270	2.1	9.5
1932 Wynnton Road	1 Vote Per Share	1,380,507	1,380,507
Columbus, GA 31999		10,122,834	88,803,777
____________________
(*) See footnote 2 on page 6

1. ELECTION OF DIRECTORS

     The Company proposes that the following 17 individuals be elected to the Board of Directors of the Company. The persons named in the following table have been nominated by the Corporate Governance Committee of the Board of Directors for election as Directors and, if elected, are willing to serve as such until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is intended that the persons named in the accompanying proxy, or their substitutes, will vote for the election of these nominees (unless specifically instructed to the contrary). However, if any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated, the persons named in the proxy, or their substitutes, will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. The Board of Directors has no reason to believe that any of the persons nominated for election as Director will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE FOLLOWING NOMINEES AS DIRECTORS.

     The following information is provided with respect to the nominee:

				Shares of Common		Voting Rights
				Stock Beneficially	Percent of	on	Percent of
			Year First	Owned	Outstanding	February 24,	Available
Name	Principal Occupation (1)	Age	Elected	on February 24, 2009 (2)	Shares	2009	Votes
Daniel P. Amos	Chairman, the Company and Aflac,**	57	1983	10,122,834	2.1	88,803,777	9.5
	Chief Executive Officer (“CEO”), the
	Company and Aflac; President, Aflac,
	until January 2007; Director, Synovus
	Financial Corp., Columbus, GA

John Shelby Amos II	Alabama/West Florida State Sales	56	1983	1,027,448.2		10,215,890	1.1
	Coordinator, Aflac

Paul S. Amos II	President, Aflac, since January 2007;	33	2007	3,534,342.7		34,692,099	3.7
	Chief Operating Officer (“COO”), U.S.
	Operations, Aflac, since February 2006;
	Executive Vice President, U.S. Operations,
	Aflac, from January 2005 until January 2007;
	State Sales Coordinator-Georgia North,
	Aflac, from November 2002 through
	December 2004

Yoshiro Aoki	President, Seiwa Sogo Tatemono Co., Ltd.,	63	2007	3,382,126.7		30,382,126	3.2
	Tokyo, Japan, since June 2005; Corporate
	Auditor, Chuo Real Estate Co., Ltd., and
	Yushu Corp., Tokyo, Japan, since June
	2006; Deputy President, Mizuho Research
	Institute Ltd., Tokyo, Japan, from April
	2004 until June 2005; Senior Managing
	Director, Mizuho Bank, Ltd., Tokyo,
	Japan, until April 2004

Michael H. Armacost	Shorenstein Distinguished Fellow,	71	1994	48,947	*	435,470	*
	Stanford University Asia-Pacific Research
	Center, Stanford, CA; Director, USEC Inc.,
	Bethesda, MD; Former U.S. Ambassador
	to Japan

Kriss Cloninger III	President, the Company; Chief Financial	61	2001	1,145,890.2		6,600,634.7
	Officer (“CFO”), the Company and Aflac;
	Treasurer, the Company; Executive Vice
	President, Aflac; Director, Tupperware
	Brands Corporation, Orlando, FL;
	Director, Total System Services, Inc.,
	Columbus, GA

Joe Frank Harris	Distinguished Executive Fellow, Georgia	73	1991	87,498	*	820,980.1
	State University, Atlanta, GA, until 2009;
	Chairman of the Board, Harris Georgia
	Corp., Cartersville, GA; Former Governor
	of the State of Georgia

Elizabeth J. Hudson	Executive Vice President,	59	1990	104,743	*	993,430.1
	Communications, National Geographic
	Society, Washington, D.C.

				Shares of Common		Voting Rights
				Stock Beneficially	Percent of	on	Percent of
			Year First	Owned	Outstanding	February 24,	Available
Name	Principal Occupation (1)	Age	Elected	on February 24, 2009 (2)	Shares	2009	Votes
Kenneth S. Janke Sr.	Chairman Emeritus, National Association	74	1989	131,136	*	1,240,489.1
	of Investors Corp. (NAIC), Madison
	Heights, MI, since October 2006;
	Chairman, NAIC, until October 2006;
	Retired, Chairman, President and
	Director, NAIC Growth Fund,
	Madison Heights, MI, until April 2007

Douglas W. Johnson	Retired, Audit Partner, Ernst & Young,	65	2004	26,329	*	206,267	*
	Atlanta, GA, until June 2003

Robert B. Johnson	Senior Counselor, Porter Novelli PR, since	64	2002	29,676	*	241,141	*
	November 2003; Chairman, One
	America Foundation, Washington, D.C.,
	until December 2007; Assistant to the
	President of the United States,
	Washington, D.C., until February 2001

Charles B. Knapp	Director of Educational Development, CF	62	1990	65,805	*	604,050.1
	Foundation, Inc., Atlanta, GA, since May
	2004; Partner, Heidrick & Struggles,
	Atlanta, GA, until May 2004; Former
	President, University of Georgia, Athens,
	GA

E. Stephen Purdom	Retired, Executive Vice President, Aflac;	61	1987	246,363.1		2,346,630.2
	Retired Medical Director, Columbus
	Clinic, Columbus, GA; Retired Director,
	Trust Company Bank, Columbus, GA

Barbara K. Rimer, Dr. PH	Dean, Gillings School of Global Public	60	1995	28,235	*	228,350	*
	Health, University of North Carolina,
	Chapel Hill, NC, since June 2005;
	Alumni Distinguished Professor,
	University of North Carolina, Gillings
	School of Global Public Health,
	Chapel Hill, NC, since January 2003;
	Deputy Director, Lineberger
	Comprehensive Cancer Center,
	Chapel Hill, NC, from
	January 2002 until May 2004

Marvin R. Schuster	Chairman of the Board, Schuster	71	2000	80,000	*	656,000.1
	Enterprises, Inc., Columbus, GA, (owner of
	63 Burger King restaurants in the
	Southeast)

David Gary Thompson	Retired, Chief Executive Officer, Georgia	62	2005	21,500	*	21,500	*
	Banking, Wachovia Bank, N.A. and
	Executive Vice President, Wachovia
	Corporation, Atlanta, GA, until December
	2004; Director, Georgia Power Company
	(a Southern Company subsidiary)

Robert L. Wright	Chairman, FE Holdings Inc., Alexandria, VA,	71	1999	55,084	*	361,084	*
	since September 2008; Chairman Emeritus,
	Dimensions International, Alexandria, VA,
	until July 2007; Former Chairman
	Flight Explorer, Alexandria,
	VA, from July 2007 until September 2008;
	Former Associate Administrator,
	U.S. Small Business
	Administration

____________________

(*)	Percentage not listed if less than .1%.

(**)	American Family Life Assurance Company of Columbus (“Aflac”) is a wholly owned subsidiary of the Company.

(1)	Unless specifically noted, the respective Director has held the position for at least five years.

(2)	Includes options to purchase shares, which are exercisable within 60 days for: Daniel P. Amos, 4,514,821; John Shelby Amos II, 20,000; Paul S. Amos II, 65,000; Yoshiro Aoki, 2,500; Michael H. Armacost, 20,000; Kriss Cloninger III, 669,000; Joe Frank Harris, 20,000; Elizabeth J. Hudson, 20,000; Kenneth S. Janke Sr., 10,000; Douglas W. Johnson, 20,000; Robert B. Johnson, 25,000; Charles B. Knapp, 20,000; E. Stephen Purdom, 20,000; Barbara K. Rimer, Dr. PH, 20,000; Marvin R. Schuster, 40,000; David Gary Thompson, 10,500; and Robert L. Wright, 39,000. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan for: Daniel P. Amos, 179,783; Paul S. Amos II, 40,936; and Kriss Cloninger III, 122,529, for which they have the right to vote, but may not transfer until the shares have vested three years from the date of grant if certain Company performance goals have been met. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan for: Kenneth S. Janke Sr., 4,529; Robert B. Johnson, 1,765; and Robert L. Wright, 1,058 which they have the right to vote, but may not transfer until the shares have vested four years from the date of grant. Includes 1,240,000; 50,000; 561,454; and 46,936 shares pledged for Daniel P. Amos, John Shelby Amos II, Paul S. Amos II, and Kriss Cloninger III, respectively.

Also includes the following shares:

Daniel P. Amos: 102,095 shares owned by his spouse, which includes options to purchase 80,000 shares that are exercisable within 60 days; 3,271,855 shares owned by partnerships of which he is a partner; 654,488 shares owned by trusts with him as trustee; 824,688 shares owned by the Daniel P. Amos Family Foundation, Inc.; 90,221 shares owned by a trust with his spouse as trustee; 72,962 shares owned by his spouse’s children; and 20,082 shares owned by the Paul S. Amos Family Foundation, Inc.

John Shelby Amos II: 280,128 shares owned by his children with Mr. Amos as trustee; and 14,422 shares owned by a corporation of which he is a controlling shareholder.

Paul S. Amos II: 6,997 shares owned by his spouse; 16,766 shares owned by his children; 165,753 shares owned by a trust with his spouse as trustee; 528,648 shares owned by trusts; 15,000 shares owned by a partnership of which he is a partner; 27,300 shares owned by the Paul & Courtney Amos Foundation; 23,000 shares owned by the Dan Amos Dynasty Trust; 1,719,560 shares owned by The Amos Family Limited Partnership; 824,688 shares owned by the Daniel P. Amos Family Foundation, Inc.; and 20,082 shares owned by the Paul S. Amos Family Foundation, Inc.

Yoshiro Aoki: 3,379,626 shares owned by The Mizuho Trust & Banking Co., Ltd. Mr. Aoki shares the power to vote these shares.

Kriss Cloninger III: 27,021 shares owned by his spouse; 47 shares owned by his spouse’s children; 65,420 shares owned by partnerships of which Mr. Cloninger is a partner; and 82,243 shares owned by a trust with Mr. Cloninger as trustee.

Kenneth S. Janke Sr.: 73,865 shares owned by a trust with Mr. Janke as trustee; 34,554 shares owned by a trust with his spouse as trustee; 5,000 shares owned by a partnership of which Mr. Janke is a partner; and 1,622 shares owned by an investment club of which Mr. Janke is a member.

Charles B. Knapp: 21,000 shares owned by his spouse.

     Daniel P. Amos and John Shelby Amos II are cousins. Daniel P. Amos is the father of Paul S. Amos II. Kenneth S. Janke Sr. is the father of Kenneth S. Janke Jr., an executive officer of the Company. No other family relationships exist among any other executive officers or Directors.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of February 24, 2009, the number of shares and percentage of outstanding shares of Common Stock beneficially owned by: (i) our Named Executive Officers, comprising our CEO, CFO, COO of Aflac U.S., and two other most highly compensated executive officers as listed in the 2008 Summary Compensation Table (collectively, the “NEOs”) whose information was not provided under the heading “Election of Directors,” and (ii) all Directors and executive officers as a group.

Common Stock Beneficially Owned and Approximate Percentage of Class
as of February 24, 2009

		Percent
Name and Principal Occupation for five years	Shares (1)	of Shares	Votes	Percent of Votes
Tohru Tonoike	53,327	*	53,327	*
President and Chief Operating Officer, Aflac Japan,
since July 2007; Deputy President, Aflac Japan, from
February 2007 until July 2007; President, Dai-Ichi
Kangyo Asset Management Co., Ltd., from April 2005
until January 2006; Managing Executive Officer,
Mizuho Corporate Bank, Ltd., from April 2004,
until April 2005; Executive Officer, Mizuho Corporate
Bank, Ltd., from April 2003 until April 2004

Joey M. Loudermilk	592,300.1		4,919,750.5
Executive Vice President, General Counsel,
and Corporate Secretary, the Company

All Director nominees and executive	21,968,501	4.6	191,283,414	19.3
officers as a group
(32 persons)
____________________

(1)	Includes options to purchase shares that are exercisable within 60 days for: Joey M. Loudermilk, 316,146; and all Directors and executive officers as a group, 6,512,802. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan for: Tohru Tonoike, 53,327; Joey M. Loudermilk, 28,884; and all Directors and executive officers as a group, 598,753, which they have the right to vote, but they may not transfer until the shares have vested three years from the date of grant if certain Company performance goals have been met. Includes 2,033,378 shares pledged for all Directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), executive officers, Directors, and holders of more than 10% of the Common Stock are required to file reports of their trading in Company equity securities with the SEC.

     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all Section 16 filing requirements applicable to its reporting persons were complied with, except for: executive officers Susan R. Blanck who failed to timely file a Form 4 when shares were distributed from her Executive Deferred Compensation Plan; and W. Jeremy Jeffery, who failed to timely file two Form 4s when he purchased shares.

CORPORATE GOVERNANCE

Director Independence

     The Board of Directors annually assesses the independence of each Director nominee. The Board has determined that with respect to Michael H. Armacost, Elizabeth J. Hudson, Douglas W. Johnson, Robert B. Johnson, Charles B. Knapp, Barbara K. Rimer, Dr. PH, Marvin R. Schuster, David Gary Thompson, and Robert L. Wright, (i) none of such individuals is precluded from being an independent director under the New York Stock Exchange (“NYSE”) listing standards and (ii) none of such individuals has a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), and that accordingly, each such individual is considered an “independent director” for purposes of the NYSE listing standards. The Board made its determination based on information furnished by all Directors regarding their relationships with the Company and research conducted by management.

Executive Sessions of Non-employee Directors; Presiding Director

     The Non-employee Directors meet at least annually in executive session without management present. The Board annually designates the presiding Director for such meetings, which rotates among the chairpersons of the Corporate Governance, Audit, and Compensation Committees. In August 2008, Mr. Marvin R. Schuster, Chairman of the Corporate Governance Committee, presided at the meeting of the Non-employee Directors in executive session and currently serves as the presiding Director.

Communications with Directors

     Shareholders and interested parties may contact members of the Board by mail. To communicate with the Board of Directors, any individual Director or any group or committee of Directors (including Non-employee Directors as a group), correspondence should be addressed to the Board of Directors or any such individual Director or group or committee of Directors by either name or title. All such correspondence should be sent to the Corporate Secretary of Aflac Incorporated at the following address: 1932 Wynnton Road, Columbus, Georgia 31999.

     All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of Directors, the Secretary’s office will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

     In addition, it is Company policy that each of the Directors attend the Annual Meeting. All of the Directors were in attendance at the 2008 Annual Meeting.

Director Nominating Process

     The Corporate Governance Committee will consider Director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include: (i) the name of the shareholder and evidence of the person’s ownership of Common Stock, including the number of shares owned and the length of time of ownership; and (ii) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director of the Company and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board. No person 20 years of age or younger or 75 years of age or older shall be eligible for election or appointment as a member of the Board of Directors.

     The shareholder recommendation and information described above must be sent to the Corporate Secretary at Aflac Incorporated, 1932 Wynnton Road, Columbus, Georgia 31999, and must be received by the Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the shareholder, to be timely, must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs first.

     The Corporate Governance Committee believes that the minimum qualifications for serving as a Director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Corporate Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

     The Corporate Governance Committee identifies potential nominees by asking current Directors and executive officers to notify the Corporate Governance Committee if they become aware of persons that meet the criteria described above and who have had a change in circumstances that might make them available to serve on the Board (for example if an individual retired as chief executive officer or chief financial officer of a public company or exited government or military service). The Corporate Governance Committee may also, from time to time, engage firms that specialize in identifying Director candidates. As described above, the Corporate Governance Committee will also consider candidates recommended by shareholders.

     Once the Corporate Governance Committee identifies a person as a potential candidate, the Corporate Governance Committee may collect and review publicly available information regarding the potential candidate to assess whether that person should receive further consideration. If the Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Corporate Governance Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Corporate Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments. The Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Code of Business Conduct and Ethics

     The Company has a Code of Business Conduct and Ethics, which is applicable to all Directors and employees, including executive officers, of the Company and its subsidiaries. The Code of Business Conduct and Ethics includes a Code of Ethics for Chief Executive and Senior Financial Officers that sets forth standards applicable to all officers, directors, and employees but has provisions specifically applicable to the Chief Executive Officer, Chief Financial Officer, and the Chief Accounting Officer. The Company intends to satisfy any disclosure requirements regarding amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics by posting such information on the Aflac Web site at www.aflac.com, under “Investors” then “Corporate Governance.”

BOARD AND COMMITTEES

     During 2008, the Board of Directors met seven times, and all Directors attended at least 75% of the meetings of the Board and of the Board Committees on which they served.

     The Audit Committee Charter, the Compensation Committee Charter, and the Corporate Governance Committee Charter, as well as the Company’s Corporate Governance Guidelines and the Code of Business Conduct and Ethics, can all be found at the Company’s Web site — www.aflac.com — under “Investors” then “Corporate Governance.” These documents are also available in print to shareholders upon request. Shareholders may submit their request to Aflac Incorporated, Corporate Secretary, 1932 Wynnton Road, Columbus, Georgia 31999.

The Audit Committee

     The Audit Committee, which met 17 times during 2008, has the following primary duties and responsibilities: (i) to oversee that management has maintained the reliability and integrity of the financial reporting process and systems of internal controls of the Company and its subsidiaries regarding finance, accounting, and legal matters; (ii) to issue annually the Audit Committee Report set forth on page 43; (iii) to monitor the independence and performance of the Company's independent registered public accounting firm and the performance of the Company's internal auditing department; (iv) to assist Board oversight of the Company's compliance with legal and regulatory requirements; (v) to provide an open avenue of communication among the independent registered public accounting firm, management, the internal auditing department, and the Board; and (vi) to review and monitor the adequacy of enterprise risk management activities of the Company. The Audit Committee also pre-approves audit and non-audit services provided by the Company’s independent registered public accounting firm and pre-approves all related person transactions that are required to be disclosed in the Company’s annual proxy statement. In addition, it is the responsibility of the Audit Committee to select, oversee, evaluate, determine funding for, and, where appropriate, replace or terminate the independent registered public accounting firm. At least annually, the Audit Committee reviews the services performed and the fees charged by the independent registered public accounting firm.

     The independent registered public accounting firm has direct access to the Audit Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

     The Audit Committee of the Board of Directors is composed of Robert L. Wright (Chairman), Douglas W. Johnson (financial expert), Charles B. Knapp, and Marvin R. Schuster, each of whom qualifies as an independent Director under the NYSE listing standards.

The Corporate Governance Committee

     The Company has a Corporate Governance Committee, the functions of which include: (i) selecting individuals qualified to serve as Directors of the Company to be nominated to stand for election to the Board of Directors; (ii) recommending to the Board, Directors to serve on committees of the Board; (iii) advising the Board with respect to matters of Board composition and procedures; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company; and (v) overseeing the evaluation of the Board and the Company’s management. The Corporate Governance Committee operates under a written charter adopted by the Board of Directors.

     The Corporate Governance Committee of the Board of Directors is composed of Marvin R. Schuster (Chairman), Barbara K. Rimer, Dr. PH, and David Gary Thompson, each of whom qualifies as an independent Director under the NYSE listing standards. The Corporate Governance Committee met three times during 2008.

The Compensation Committee

     The responsibilities of the Compensation Committee include the following: (i) to review, at least annually, the goals and objectives of the Company’s executive compensation plans; (ii) to annually evaluate the performance of the CEO with respect to such goals and objectives; (iii) to determine the CEO’s compensation level based on this evaluation; and (iv) to annually evaluate the performance of the employee Directors of the Company in light of such goals and objectives, and set their compensation levels based on this evaluation. The Compensation Committee approves all aspects of compensation for executive officers who are members of the Board. For all other officers who are subject to Section 16 reporting requirements, including all executive officers, the Compensation Committee reviews and approves compensation levels, equity-linked incentive compensation, and also annual incentive awards, sometimes referred to as non-equity incentives, under the Company’s Management Incentive Plan (“MIP”).

     With respect to Non-employee Director compensation, the Compensation Committee recommended to the Board a policy regarding Non-employee Director compensation and has recommended to the Board Non-employee Director compensation consistent with such policy. The Board makes final determinations regarding Non-employee Director compensation.

     The Compensation Committee may form subcommittees and delegate such power and authority as the Compensation Committee deems appropriate. However, no subcommittee may have fewer than two members and the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

     The Compensation Committee retains a nationally recognized compensation consultant, Mercer Human Resource Consulting (the “Consultant”), to assist and advise the Compensation Committee in its deliberations regarding executive compensation. The Consultant works with the Compensation Committee in the review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends, and other technical considerations.

     The Consultant typically provides assistance in the following areas:

  Provides comparative company performance to determine CEO pay;
  Provides an evaluation of the competitiveness of the Company’s executive compensation and benefit programs;
  Reviews plan design issues and recommends potential improvement opportunities;
  Apprises the Compensation Committee of trends and developments in the marketplace;
  Provides assistance in assessing the relationship between executive pay and performance;
  Provides assistance with assessing proposed performance goals and ranges for incentive plans; and
  Provides comparative company data to determine NEO compensation.

     Additional information regarding the Company’s processes and procedures for the consideration and determination of executive compensation can be found in “Compensation Discussion and Analysis” (“CD&A”) below.

     The current members of the Compensation Committee are Robert B. Johnson (Chairman), David Gary Thompson, and Robert L. Wright. All members of the Compensation Committee are “outside” Directors as defined by Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “IRC”), “Non-employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, and independent Directors under the NYSE listing standards. The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee met six times in 2008.

Compensation Committee Interlocks and Insider Participation

     During 2008, the members of the Company’s Compensation Committee were Robert B. Johnson (Chairman), David Gary Thompson, and Robert L. Wright. None of such persons is a current or former employee or officer of the Company or any of its subsidiaries. No member of the Compensation Committee serving during 2008 had any relationship requiring disclosure under the section titled “Related Persons Transactions” in this Proxy Statement. During 2008, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Company served.

COMPENSATION DISCUSSION AND ANALYSIS

I. Introduction

     The Company’s compensation philosophy is to provide pay for performance that is directly linked to the Company’s results. We believe this is the most effective method for creating shareholder value, and that it has played a significant role in making the Company an industry leader. The performance-based elements of our compensation programs apply to all levels of Company management, including our executive officers. In fact, pay for performance components permeate every employee level at the Company. The result is that we are able to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing global business on a day-to-day basis, as well as for the future.

     The Company has a history and a well-earned reputation with its shareholders as a very transparent organization. That commitment to transparency on all levels was certainly a driving force in our decision last year to allow shareholders a “say-on-pay” advisory vote. As a Company, we pride ourselves on incorporating ethics and transparency into everything we do, including compensation disclosure. With that in mind, we are pleased to provide the following CD&A.

II. Executive Summary

     This CD&A pertains to our executive officers and in particular the following executive officers, whose 2008 compensation is set out in the Summary Compensation Table below (our “named executive officers” or “NEOs”).

Daniel P. Amos	Chairman and CEO
Kriss Cloninger III	President, CFO, and Treasurer
Paul S. Amos II	President, Aflac and COO, Aflac U.S.
Tohru Tonoike	President, COO, Aflac Japan
Joey M. Loudermilk	Executive Vice President, General Counsel, and Corporate Secretary

     As described further below, and in keeping with our pay for performance philosophy, the Company’s CEO voluntarily elected to forgo certain compensation otherwise provided for under his employment agreement or earned under the Company’s non-equity incentive plan for the year ended December 31, 2008.

     In November 2008, Mr. Daniel P. Amos announced he had decided to voluntarily forgo the “golden parachute” components in his employment agreement. Under his original employment agreement, Mr. Amos would have been entitled to receive three years of salary and bonus in the event of a change in control or certain other termination events. Mr. Amos executed an amendment to his agreement in December 2008 removing these provisions, which would have resulted in potential cash payments of approximately $13 million upon the occurrence of a triggering event at that time. The elimination of these potential payments has been reflected in the 2008 Potential Payments Upon Termination or Change in Control table below.

     Additionally, Mr. Amos elected to forgo his 2008 non-equity incentive of approximately $2.8 million that he earned based on achievement of operating performance measures. In addition, Mr. Cloninger voluntarily reduced his non-equity incentive for 2008 by 35% or approximately $477,000.

     As a leader in our industry segment, we recognize that a sound management compensation program is a part of what makes a company an employer of choice. Our compensation philosophy is to provide pay that is directly linked to the Company’s performance results. By doing so, we are able to provide the following: reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time; benefits that adequately meet the needs of our employees and their families at a reasonable shared cost; meaningful, performance-based annual non-equity incentives; and long-term equity incentives that reflect the creation of shareholder value.

     Of these four pay elements, we consider the annual and longer-term incentive forms of compensation to be the most important because they enable us to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing global enterprise on a day-to-day basis as well as for the future.

     The value of annual non-equity incentives is directly linked to specific financial goals such as operating earnings per diluted share, increases in pretax operating earnings, total new annualized premium sales, premium income, and expenses established and approved by the Compensation Committee (for purposes of this CD&A, the “Committee”) at the beginning of each fiscal year. The actual goals are fully described below under the section Management Incentive Plan. The goals are developed using a corporate financial model. The ranges are set to allow for the achievement of our overall corporate objectives and each goal has a realistically obtainable maximum payout to discourage excessive risk taking. As noted later in this report, the maximum of the range for the goals is typically achieved only 25% of the time on average.

     Longer term equity incentives are provided to executive officers in two forms: stock options whose future value depends upon share price appreciation and performance-based restricted stock (“PBRS”) whose vesting is determined by the Company’s cumulative compound growth rate in operating earnings per diluted share, excluding foreign currency changes, over a three-year performance period. This vesting target is annually reviewed and established by the Committee for the ensuing three-year performance period.

     Lower level officers receive stock options in combination with time-based restricted stock (“TBRS”) that vest after three years of continuous service. This combination is felt to link their interests to those of our shareholders as well as to help the Company retain their services. These plans are fully described in Sections V and VI of this CD&A.

     To help the Committee execute its responsibilities, the Consultant annually provides the Committee with comparative performance and pay data based upon a sample of 16 major insurance companies (see Section V of this CD&A). The peer group pay data is derived from the component companies’ proxy statements and helps the Committee establish the salaries and target incentive award opportunities for the NEOs.

     In general, it is the Company’s intent to set individual salaries within a plus or minus range of 25% from survey medians for comparable positions and to target incentives at median levels with intended payout variances based upon results above or below our planned financial goals. In this way, the Committee intends to have compensation pay levels mirror performance results. Quite simply, if we are a median performer, our total pay should approximate median levels. If we are a 75th percentile performer, our total pay should approximate the 75th percentile. If we are a 25th percentile performer, our total pay should approximate the 25th percentile.

     This philosophy is directly applied by the Committee in determining the CEO’s total pay. Each year the Consultant calculates the Company’s percentile performance rank for the prior year among the peer group of other major insurance companies based on 10 weighted-performance measures. These measures are all related to one year results for the prior year except for Total Shareholder Return, which is measured over the prior three-year period. The Consultant then determines the total pay value that matches the Company’s percentile performance rank. The Committee uses the information from this analysis to adjust the CEO’s total pay to that indicated by the Company’s percentile performance rank. This adjustment is accomplished through a final true-up stock option grant in August. This methodology is detailed in Section VIII of this CD&A.

     In order to directly link the CEO’s total pay to the Company’s performance results, it is necessary to wait for both the performance and pay information of all peer group companies to be made public. As a result, the Committee finalizes the CEO’s total pay based on the prior year’s results at their August meeting. Accordingly, there is a lag between the payment and reporting of awards because the CD&A reports on these results in the following year’s proxy. For instance, 2007 performance results determined the stock award provided to our CEO in August of 2008. In all but one year in which this approach to the CEO’s compensation was used, the Company’s performance rank placed it in the upper half, and in the majority of years, the upper quartile among the peer companies. That was the case again for the 2007 performance year, when the Company’s performance rank was in the 56th percentile.

III. Oversight of the Executive Compensation Program

     The Company’s executive compensation program is administered by the Committee with assistance from the CEO and other company officers as appropriate. The Committee also is assisted in the execution of its duties and responsibilities by the Consultant, which reports to the Committee. A description of the assistance typically provided to the Committee by the Consultant is presented on page 10 of this Proxy Statement.

IV. Executive Compensation Philosophy and Core Principles

     The following table highlights the primary components and rationale of our compensation philosophy and the pay elements that support such philosophy.

Philosophy Component	Rationale/Commentary	Pay Element
Compensation should reinforce business objectives and values	One of the Company’s guiding principles is to provide an enriching and rewarding workplace for our employees. Key goals are to retain, motivate and reward executives while closely aligning their interests with those of the Company and its shareholders. Our compensation practices help us achieve these goals.	All elements (salary, non-equity incentive awards, equity linked compensation, retirement, and health and welfare benefits)
A majority of compensation for top executives should be based on performance	Performance-based pay aligns the interest of management with the Company’s shareholders. Pay for top executives is highly dependent on performance success. Performance-based compensation motivates and rewards individual efforts, unit performance, and Company success. Potential earnings under performance-based plans are structured such that greater compensation can be realized in years of excellent performance. Similarly, missing goals will result in lower, or no, compensation from the performance-based plans.	Merit salary increases, annual non-equity incentive awards, and equity-linked incentive compensation (stock options, time-based restricted stock, and performance-based restricted stock)
Compensation should be competitive	The Compensation Committee has retained Mercer Human Resource Consulting as an adviser to assist the Committee with assessing pay practices and peer group performance, at least annually, in order to maintain competitive compensation relative to the Company’s industry. The Consultant uses a combination of proxy data and market surveys to assess the competitiveness of the Company’s executive pay within the industry. Company philosophies and cultural practices also affect the overall compensation policies for the executive officers.	All elements
Key talent should be retained	In order to attract and retain the highest caliber of management, the Company seeks to provide financial security for its executives over the long term and to offer intangible non-cash benefits in addition to other compensation that is comparable with that offered by the Company’s competitors.	Equity-linked incentive compensation, retirement benefits, employment agreements and change-in-control provisions
Compensation should align interests of executives with shareholders	Equity ownership helps ensure that the efforts of executives are consistent with the objectives of shareholders.	Equity-linked incentive compensation and stock ownership guidelines

V. Executive Compensation Policies

1.	Total direct compensation relative to market

The Company’s total direct compensation (base salary, annual non-equity incentive award, and long-term equity incentive compensation) for our NEOs is generally designed to provide competitive compensation relative to companies in the Company’s peer group for “target” performance results. For the CEO, the Company’s practice is to measure performance relative to peers, which ensures that the CEO’s compensation in a given year directly correlates with the Company’s relative performance rank for the prior year. This process is explained in greater detail below in the section labeled “CEO Compensation.” We note that the Company’s performance has ranked first or second in six of the eleven years for which such data has been gathered.

The peer group consists of 16 major insurance companies identified below. The peer group did not change from 2006 through 2008. These peer companies are engaged in similar businesses, of similar size, and are competitors for talent, although the Company is slightly above the median revenues, market capitalization, and assets of the peer group. Peer group companies consist of: Aetna Inc., The Allstate Corporation, Aon Corporation, Assurant, Inc., The Chubb Corporation, CIGNA Corporation, Conseco, Inc., Genworth Financial, Inc., The Hartford Financial Services Group, Inc., Lincoln National Corporation, Manulife Financial Corporation, The Progressive Corporation, Prudential Financial, Inc., The Travelers Companies, Inc., Safeco Corporation, and Unum Group.

2.	Current vs. long-term compensation

The components of current compensation include an annual salary and an annual non-equity incentive award. Long-term compensation is provided to link executive compensation to the delivery of shareholder value. The equity-linked long-term incentive compensation components include stock options, PBRS, and in some cases, TBRS. The Company has two long-term equity incentive plans. The first is a stock option plan, the 1997 Stock Option Plan, which allows for grants of both incentive stock options (“ISOs”) and non-qualifying (“NQ”) stock options. This plan expired on February 11, 2007 (although options granted before that date remain outstanding in accordance with their terms). The second plan, the 2004 Long-Term Incentive Plan, allows for ISOs, NQs, performance- or time-based restricted stock, restricted stock units, and stock appreciation rights.

On an annualized present value basis, the proportion of long-term incentives to target annual cash incentives varies based on the responsibility level of the participant’s job and the ability to impact results over time. In general, the higher the responsibility level, the greater the proportion of long-term equity incentives, compared with target annual cash incentives. In the case of all NEOs, the present value of long-term equity incentive grants is greater than target annual cash incentives.

3.	Fixed vs. variable compensation

The portion of an executive’s compensation that is variable increases as the scope and level of the individual’s responsibilities increase. For the NEOs, variable compensation accounts for a substantial portion of total compensation. Annual cash incentives increase or decrease with performance. The amount of equity-linked compensation granted each year is primarily based on level of responsibility and secondarily on individual performance. The vesting of PBRS is based on whether a predefined Committee approved performance objective (i.e., cumulative compound growth rate in operating earnings per diluted share, excluding foreign currency changes) is attained over a three-year period. Other contingent components include vesting restrictions on stock options and TBRS, which require recipients to fulfill a continuing employment obligation before they can exercise any option or vest in the TBRS.

During February 2009, the Committee, with the assistance of the Consultant and management, reviewed the target award levels for both annual and long-term incentives for the NEOs and other executive officers. As a result, the annual non-equity incentive target award for Paul S. Amos was increased from 100% to 120% of salary based on his time in the job and additional responsibilities. The target award levels for our NEOs for calendar year 2008 were:

	Target Incentive as Percent of Salary
	Annual Non-Equity	Annualized
NEOs	Incentive	Long-Term Equity Incentives
Daniel P. Amos	200%	Performance-Based
Kriss Cloninger III	150%	350%
Paul S. Amos II	100%	250%
Tohru Tonoike	100%	250%
Joey M. Loudermilk	80%	200%

4.	Mix of long-term incentives

In 2008, the Committee approved a combination of equity-linked incentive compensation awards for the executive officers. Based on the value of equity grants as presented in the Summary Compensation Table, which measures their financial statement expense for 2008 under Statement of Financial Accounting Standard No. 123(R), Share Based Payment, (“SFAS No. 123(R)”) under the columns Stock Awards and Option Awards, stock options represented 66% and PBRS represented 34% of total long-term incentives for the CEO. For all other NEOs, stock options ranged from 41% to 58% and PBRS ranged from 42% to 59% of total long-term equity incentive value. See page 18 for a more detailed discussion of our long-term equity incentive plan.

5.	Total compensation in light of best practices and costs

Every year the Committee reviews the incentive compensation components of all executive officers with the help of the Consultant. The Committee believes that many “best practices” are reflected in the existing compensation strategy and that the Company’s compensation expenses are reasonable and appropriate given the superior financial and stock market performance that the Company has produced over a long period of time. From August 1990, when Daniel Amos was appointed as the CEO through December 31, 2008, the Company’s total return to shareholders, including reinvested cash dividends, has exceeded 2,852% compared with 418% for the Dow Jones Industrial Average and 309% for the S&P 500.

Modifications to the compensation program are periodically made in order to remain consistent with the competitive market and emerging best practices. However, our compensation strategy and core program remained the same in 2008 as it had in 2007 and 2006, and no material changes are anticipated for 2009.

VI. Components of the NEO Compensation Program

     Total compensation is provided to the CEO and other NEOs through four primary components, each of which has a different strategic role and risk profile. The table below provides an overview of the compensation components, and is followed by a detailed description of how the amount of each component is determined.

Element	Description	Strategic Role	Examples	Risk Profile
Base Salary	Fixed based on level of responsibility, experience, tenure, and qualifications	- Performance of day-to-day activities	- Cash	- Low to moderate
Non-Equity Incentive	Variable based on achievement of annual financial objectives	- Policy implementations - Operating decisions - Short-term focus	- Cash	- Moderate to high
Long-Term Equity Incentives	Variable based on responsibility and the achievement of longer-term financial goals and shareholder value creation	- Effective strategy and policy making - Long-term focus - Alignment with shareholders	Equity-Linked Incentive Compensation - Stock Options - Performance-Based Restricted Stock	- High
Benefits & Perquisites	Satisfy employee health, welfare, and retirement needs	- Security - Tax-effective pay - Financial counseling - Time efficiency/convenience	- Health care - Life & Disability - Retirement plans - Security	- Low

Base Salary

     The primary purpose of the base salary component is to provide the recipient a steady stream of income consistent with his or her level of responsibility, qualifications and contribution over time. The Consultant annually gathers comparative market data on salaries for the Committee to use in reviewing and determining the CEO’s salary and the CEO’s recommendations for the salaries of the CFO and all other executive officers.

     In the aggregate, the total base salaries of the Company’s executive officers are at the 50th percentile of the survey results for these same positions at peer companies. Virtually all executive officers including our NEOs receive a salary that is within a plus or minus range of 25% from the survey median for their position. In general, executive officers who are new to their role are likely to be below the median and executive officers who have been in their jobs for extended periods are more likely to be above the median.

     In 2008 most of the executive officers, including the CEO and CFO, received a 3.8% base salary increase. These increases were derived from the industry projected base salary increase in the Mercer 2008 U.S. Compensation Planning Survey for the insurance industry, which reflected expected base salary increases for calendar year 2008. The President of Aflac Japan received a 10% increase and the President of Aflac received two salary adjustments in 2008. The first was a 7% increase at the beginning of the year, and the second was an 11% market adjustment in September based on a report presented by the Consultant to the Committee. The increases for these two NEOs were above the 2008 projected industry increase mentioned previously because of increased responsibilities or the previous base salary was below the median range for the responsibilities of the position.

Management Incentive Plan

     All of the NEOs are eligible to participate in a non-equity incentive plan sponsored by the Company. The non-equity incentive plan, referred to as the MIP, has been submitted to and approved by shareholders.

     Performance targets are set annually for the plan, and cash payouts are made to executives based on actual performance as more fully described below.

     The Company’s MIP uses specific performance objectives to provide potential annual non-equity incentive awards for the NEOs, and all other non-sales officers. One of the performance targets of the MIP is based on the growth of operating earnings per diluted share, which is the primary financial objective of the Company on a consolidated basis.

     Additional performance targets are specific to the Company’s two principal business segments: Aflac U.S. and Aflac Japan. For each segment, the MIP performance targets include a measure of total new annualized premium sales, premium income, operating expenses and pretax operating earnings. These measures are considered to be the most significant to the performance of each segment. They are understood by those eligible for the non-equity incentive awards, and they are under the collective influence of the segment officers.

     The Committee, at its February meeting, approves all MIP performance objectives. The Company’s primary financial objective, the growth in operating earnings per diluted share, has a target established that must be achieved before any payout is provided. Our objective for 2008 was to increase operating earnings in a range of 14% to 16%, or $3.72 to $3.80 per diluted share. The target objective was set at the lower end of the range or $3.72 per share and the maximum was set at the upper end of the range or $3.80 per share, all on a constant currency basis. If the target performance was not attained, no bonus would be paid for this performance objective. The actual attained result of $3.76 per share fell in the middle of the range and resulted in a 15% increase in operating earnings per diluted share.

     For each business segment performance measure, a target performance level is established. In addition, a minimum and maximum level is established. The payout for a minimum result is one-half that of the target result, while the payout for a maximum result is two times that of the target result. Typically the target result is equidistant between the minimum result and the maximum result. Interpolation is used to calculate incentive payouts for results between minimum and target or target and maximum.

     For the Aflac U.S. business segment in 2008, the following performance incentive measures were used:

  the percentage increases in new annualized premiums and premium income the percentage increase over the previous year of premium income, minus the percentage increase in controllable expenses the percentage increase in pretax operating earnings over the previous year

     For the Aflac Japan business segment in 2008, the following performance incentive measures were used:

  the percentage increases in new annualized premiums and premium income actual operating expenses compared to budget
  the percentage increase in pretax operating earnings over the previous year, before expenses allocated from the U.S. operations, eliminating any currency effect

     The actual 2008 business segment performance measures and the targets and ranges for each incentive performance measure were as follows:

Aflac U.S. business segment:	Minimum	Target	Maximum
Percentage increase in new annualized premiums	8.0%	10.0%	12.0%
Percentage increase in premium income	8.5%	9.5%	10.5%
Percentage increase in premium income minus the
percentage increase in controllable expenses	-2.0%	0.0%	2.0%
Percentage increase in pretax operating earnings	6.0%	7.5%	9.0%

Aflac Japan business segment:
Percentage increase in new annualized premiums	3.0%	5.0%	7.0%
Percentage increase in premium income	3.6%	4.2%	4.6%
Actual operating expenses compared to budget (Yen in millions)	131,850	130,544	129,239
($ in millions)*	1,274	1,262	1,249
Percentage increase in pretax operating earnings before expenses
allocated from the U.S. operations and eliminating any currency effect	11.0%	12.5%	14.0%
____________________
* Yen amounts converted to dollars using the weighted average exchange rate for 2008 of 103.46 yen to the dollar

     Actual performance was determined after the close of the year and presented to the Committee for discussion and approval at its February 2009 meeting. The actual non-equity incentive plan payments to the NEOs are reflected in the 2008 Summary Compensation Table in the column labeled Non-Equity Incentive Plan Compensation.

     The incentive measures described above include non-GAAP financial measures as more fully described in this and the next paragraph. Our corporate performance measure is based on operating earnings per diluted share excluding the impact of foreign currency. We define operating earnings per diluted share to be the net earnings before realized investment gains and losses, the impact of Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) and nonrecurring items divided by the weighted-average number of shares outstanding for the period plus the weighted-average shares for the dilutive effect of share-based awards. Because foreign exchange rates are outside of management’s control, operating earnings per diluted share is computed using the average yen/dollar exchange rate for the prior year, which eliminates fluctuations from currency rates that can magnify or suppress reported results in dollar terms.

     Aflac U.S. and Aflac Japan incentive measures also include non-GAAP financial measures. For both the U.S. and Japanese segment, we use an industry measure of the increase in total new annualized premium sales, which is the annual premiums on policies sold and incremental annual premiums on policies converted during the reporting period. For Aflac U.S., we use the percentage increase in premium income minus the percentage increase in controllable expenses. Controllable expenses are a component of total acquisition and operating expenses for the U.S. business segment. For Aflac Japan, we compare actual expenses against budgeted operating expenses as a performance measure for the reporting period. For both segments we use the percentage increase in pretax operating earnings. We define pretax operating earnings on a segment basis to be the operating profit before realized investment gains and losses, the impact of SFAS No. 133, and nonrecurring items. The percentage increase in pretax operating earnings for the Japan segment is measured before expenses allocated from the U.S. and currency effects.

     We believe the segment measures and operating earnings per diluted share objectives described above are the most important incentive factors for our business in terms of creating shareholder value and aligning management’s interests and rewards with those of our shareholders.

     The CEO and CFO recommend to the Committee the specific Company performance objectives and their ranges. In recommending the incentive performance objectives to the Committee, the CEO and CFO take into consideration past performance results and scenario tests of the Company’s financial outlook as projected by a complex financial model. The model projects the impact on various financial measures using different levels of total new annualized premium sales, budgeted expenses, morbidity, and persistency. This enables the Company to set ranges around most performance objectives.

     The Committee may consider the probability of attainment of each of the various measures. Generally, it is expected that target performance will be attained 50% to 60% of the time, minimum performance attained at least 75% of the time, and maximum performance attained not more than 25% of the time. At its February meeting, the Committee reviews and approves, or if appropriate modifies, the annual incentive goals for the ensuing year.

     As noted above, at this same meeting, the Committee also certifies the incentive plan performance results for the prior year before payments are made in order to qualify, if appropriate, any payouts to the NEOs as performance-based and fully deductible as compensation expense for tax purposes under the IRC. The Committee has the discretion to adjust the MIP results related to segment performance measures if it deems that a class of MIP participants would be unduly penalized due to the incomparability of the result to the performance measure as determined by the Committee. No adjustments were made to the 2008 incentive plan performance results.

     The performance measures are weighted for the NEOs and all other officer levels of the Company. The intent is to weight them according to how each position can and should influence their outcome. The following table details these relative weightings for each of the NEOs for 2008:

	Weightings of Annual Incentive Measures as Percent of Target Award
Executive	Corporate	U.S. Operations	Japan Operations	Total
Daniel P. Amos	50.0%	15.0%	35.0%	100%
Kriss Cloninger III	50.0	17.0	33.0	100
Paul S. Amos II	20.0	60.0	20.0	100
Tohru Tonoike	10.0	—	90.0	100
Joey M. Loudermilk	50.0	25.0	25.0	100

     The following table reflects targets, earned and paid percentages of salary for the non-equity incentive measures based on 2008 performance results for the NEOs:

Executive	Target as Percent of Salary	Earned as Percent of Salary	Paid as Percent of Salary
Daniel P. Amos	200%	211%	0% *
Kriss Cloninger III	150	162	106 *
Paul S. Amos II	100	91	91
Tohru Tonoike	100	106 **	106 **
Joey M. Loudermilk	80	95	95
____________________

*	See the Executive Summary of this CD&A for a description of the non-equity incentive paid to the CEO and CFO for 2008.
**	Includes amounts accrued for a deferred retirement benefit for Mr. Tonoike as more fully described in the Summary Compensation Table and the Non-qualified Deferred Compensation Table below.

     Downward adjustments were made to the 2008 non-equity incentive plan payments for the CEO and CFO. The adjustments were voluntary on the part of the CEO and CFO as the Company exceeded target performance on the primary financial goal, which accounts for half of their potential award.

     For additional information about the MIP, please refer to the 2008 Grants of Plan-Based Awards table, which shows the threshold, target, and maximum award amounts payable under the MIP for 2008, and the 2008 Summary Compensation Table, which shows the actual amount of non-equity incentive plan compensation paid to our NEOs for 2008.

Long-term Equity Incentives

     It is generally the Company’s intent that approximately 50% of the value of long-term incentive compensation to all officers will be provided through stock options, and approximately 50% will be provided through restricted stock awards (either PBRS or TBRS). Section 16 executive officers, which include the NEOs, receive restricted stock in the form of PBRS, while other officers receive TBRS that vest over time without a performance component.

     PBRS awards generally vest only if the recipient of an award remains an employee of the Company for the full three-year performance period and the performance requirement is achieved.

     For PBRS awards that were granted in 2008, the performance period is January 1, 2008 through December 31, 2010. The sole performance measure for determining vesting is achieving a cumulative growth rate of at least 44.3% in operating earnings per diluted share, excluding foreign currency changes. This performance measure was selected because of the Company’s belief that growth in operating earnings per diluted share can have a significant impact on building shareholder value over time.

     This measure, and its target performance requirement of 44.3% cumulative growth, was reviewed and approved by the Committee at its February 2008 meeting, thereby potentially qualifying the awards made to the NEOs as performance-based for tax purposes under IRC Section 162(m).

     This cumulative growth rate is equivalent to respective annual growth rates of 14%, 13% and 12% over the 2008-2010 time period, excluding the impact of foreign currency fluctuations, as compared to the preceding year. The Committee also adopted a threshold performance level set at 90% of the target. As a result of this provision, there is a 5% decrease in the number of shares that will vest for every 1% decrease in the cumulative growth rate of the performance measure. Therefore, if the threshold performance is attained, 50% of the granted shares would vest and 50% would be forfeited. If the actual cumulative growth rate is below the 90% threshold, no shares will vest. However, if the target is exceeded, no additional shares will be awarded.

     It is important to note that all of the options for which compensation expense has been included in the Summary Compensation Table under the column “option awards” are referred to as “out of the money” options. This means that even though the SFAS 123(R) compensation expense for the option has been included as a component of total compensation for the named NEOs, the stock option actually had no economic value based on the Company’s closing stock price on February 24, 2009 (the record date for the mailing of this Proxy Statement).

     Most of the Company’s stock option and restricted stock grants are approved by the Committee and made on the day of their February meeting. Stock options are granted with an exercise price equal to 100% of the closing market value of the underlying shares on the grant date. For grants made prior to November 14, 2006, the exercise price was set at the average of the market high and low sales prices of the underlying shares on the grant date. A detailed description of how the CEO’s long-term incentives are determined is provided in Section VIII below.

Retirement, Deferral and Savings Plans

     The retirement, deferral and savings plans described below were established in order to provide competitive post-termination benefits for officers and employees of the Company, including the NEOs, in recognition of their long-term service and contributions to the Company.

Defined Benefit Pension Plans

     As described further in “Pension Benefits” below, the Company maintains tax-qualified, noncontributory defined benefit pension plans covering substantially all U.S. and Japanese employees, including the NEOs, who satisfy the eligibility requirements, and the Company also maintains nonqualified supplemental retirement plans covering the NEOs.

Executive Deferred Compensation Plan

     The U.S.-based NEOs, in addition to other U.S.-based eligible executives, are entitled to participate in the Executive Deferred Compensation Plan (“EDCP”). The EDCP is discussed in more detail below under “Nonqualified Deferred Compensation.”

401(k) Savings and Profit Sharing Plan

     The Company maintains a tax qualified 401(k) Savings and Profit Sharing Plan (the “401(k) Plan”) in which all U.S.-based employees, including the U.S.-based NEOs, are eligible to participate. The Company will match 50% of the first 6% of eligible compensation that is contributed to the 401(k) Plan. Employee contributions made to the 401(k) Plan are 100% vested. Employees vest in employer contributions at the rate of 20% for each year of service the employee completes. After five years of service, employees are fully vested in all employer contributions.

Other Benefits

     The Company maintains medical and dental insurance, accidental death insurance, cancer insurance, and disability insurance programs for all of its employees, as well as customary vacation, leave of absence, and other similar policies. The NEOs and other officers are eligible to participate in these programs along with, and on the same basis as, the Company’s other salaried employees.

     In addition, the NEOs are eligible to receive reimbursement for certain financial counseling and medical examination expenses. Additionally, for security and time management reasons, certain of the Company’s officers occasionally travel on corporate aircraft for business and personal purposes. Personal travel on corporate aircraft and security services are provided where considered by the Board of Directors to be in the best interest of the Company and its business objectives.

VII. Additional Executive Compensation Practices and Procedures

1.	Equity Granting Policies

The February meeting of the Committee is held approximately one to two weeks after the Company’s fiscal year results are released to the public. As a general practice, the Company makes the majority of its equity grants on the date the Board of Directors meets in February, and has done so since 2002. The Company has never engaged in the “backdating” of options. Based on recommendations developed by the CEO and CFO with input from the Consultant, options, PBRS and TBRS awards are submitted to the Committee for approval at its February meeting. Option grants are awarded on the date of the meeting, and have a per share exercise price set at the closing price on the date of grant.

The Company may periodically make additional equity grants during the course of the year. However, it is the Company’s policy not to make any equity grants in advance of material news releases. As detailed below in the section labeled “CEO Compensation,” it has also been the Company’s practice to grant the CEO a stock option award in August based on the Company’s performance relative to peers in the prior year. This grant is issued on the date of the relevant Committee meeting, with a per share exercise price set at the closing price on the date of grant.

2.	Stock Ownership Guidelines

The Company established stock ownership guidelines for officers in 1998. Officers (beginning at the Second Vice President level and above) have four years from date of hire or promotion to reach their respective stock ownership guidelines. The ownership guidelines are defined as stock ownership value as a multiple of salary and are set as follows: CEO, CFO, and President – not less than five times salary; Executive Vice President – not less than three times salary; Senior Vice President/Vice President – not less than two times salary; and Second Vice President – not less than one times salary. Ownership includes all shares held by the executive and their spouse as well as vested options. It does not include unvested options and restricted stock. All of the Company’s NEOs have stock ownership that exceeds their ownership guidelines except for Mr. Tonoike, who has not been in his current position for at least four years. The Corporate Governance Committee approved a moratorium for compliance with the stock ownership guidelines at its meeting held in February 2009, based on the significant decline in the Company’s common stock price in early 2009.

3.	Employment Agreements

The Company has employment agreements with the NEOs and certain other executives in key roles. The agreements generally address: role and responsibility; rights to compensation and benefits during active employment; termination in the event of death, disability or retirement and termination for cause or without cause; and resignation by the employee. Agreements also contain termination and related pay provisions in the event of a change in control. In all cases, for the change in control provisions in the employment agreements to apply, there must be both (1) a change in control, as well as (2) a termination by the Company without cause or a resignation by the executive for good reason. This is commonly referenced as a “double trigger” requirement. Further, they stipulate that the executive may not compete with the Company for prescribed periods following termination of employment or disclose confidential information.

In November 2008, Mr. Daniel P. Amos announced he had decided to voluntarily forgo the “golden parachute” components in his employment agreement. Under his original employment agreement, Mr. Amos would have been entitled to receive three years of salary and bonus in the event of a change in control or certain other termination events. Mr. Amos executed an amendment to his agreement in December 2008 removing these provisions, which would have resulted in potential cash payments of approximately $13 million upon the occurrence of a triggering event at that time. The elimination of these potential payments has been reflected in the 2008 Potential Payments Upon Termination or Change in Control table below.

In the case of Mr. Tonoike’s employment agreement, the Company has a unique retirement obligation. For the years 2007 through 2010, the Company is obligated to provide for a special retirement benefit equal to 110% of all amounts actually paid to Mr. Tonoike as performance bonus compensation under the Company’s MIP. This amount is payable upon termination as a lump sum retirement benefit and the annual accrual for this obligation has been included in the non-equity incentive plan compensation column of the Summary Compensation Table and in the Nonqualified Deferred Compensation Table.

4.	Change in Control (“CIC”) Policy and Severance Agreements

The Company has no formal change in control or severance policy. However, as noted above, individual employment agreements generally have provisions related to both CIC and severance.

5.	Compensation Recovery Policy

Prior to February 2007, the Company did not have a policy addressing the adjustment or recovery of a non-equity incentive if the relevant performance measure was adjusted or restated at a later date. In February 2007, the Committee adopted a policy that allows it to review any adjustment or restatement of performance measures and make a determination if adjustments or recoveries of non-equity incentives are necessary. If it is deemed that adjustments or recoveries of non-equity incentives are appropriate, the Committee is charged with determining the amount of recovery and the proper officer group subject to any potential adjustments or recovery.

6.	Certain Tax Implications of Executive Compensation (IRC Section 162(m))

In connection with making decisions on executive compensation, the Committee takes into consideration the provisions of IRC Section 162(m), which limits the deductibility by the Company for federal income tax purposes of certain categories of compensation in excess of $1 million paid to certain executive officers. The Committee may decide to authorize compensation arrangements that exceed the $1 million deductibility cap imposed by Section 162(m), as it did with respect to the CEO for 2007 and 2008. However, the Committee deferred payment of the nondeductible amount in excess of $1 million until the CEO’s retirement. In early 2009, the Company identified a clerical error in the amounts actually deferred for the CEO in previous years. The Company intends to correct these errors as soon as possible in order to comply with the intent of the Committee to defer all amounts in excess of $1 million.

The 1997 Stock Option Plan, the 2004 Long-Term Incentive Plan, and the MIP presently conform to the requirements of Section 162(m). This means that Long-Term Incentive Plan awards (exclusive of TBRS) and MIP awards are generally considered to be performance-based and are therefore not subject to the deduction limitation contained in Section 162(m).

7.	Accounting and Other Tax Implications of Executive Compensation

The Company has considered the accounting and other tax implications of all aspects of the compensation program for its employees, including the NEOs and other officers. While accounting and other tax considerations do not dictate compensation decisions, the compensation program is designed to achieve the most favorable accounting and other tax treatment consistent with the intent and spirit of the compensation plan design.

8.	Long-term Incentive Fair Value Determinations

A challenging issue for publicly traded companies is how to value long-term incentive awards for grant purposes. Like many companies, we target and express such awards as a percent of salary. We also seek to balance the value of stock options with those of PBRS awarded to executive officers and to balance the value of stock options with those of TBRS awarded to other award recipients. Of particular concern to the Company is how to calculate the value of a stock option.

One valuation method is the amount that is expensed over the vesting period based on a Black-Scholes-Merton fair value determination. With the adoption of the revised accounting rules under SFAS No. 123(R), this is the amount we now expense for each granted stock option. It also is the required basis for determining the Option Awards value in the Summary Compensation Table that appears below in this Proxy Statement.

However, this amount changes each year in direct relation to fluctuations in the current market value of the Company’s common shares. Therefore, when the share price goes up, so do option grants’ fair value and their strike price, and the number of awarded shares equal to a designated dollar value would decrease. Conversely, if the share price goes down, both the option’s fair value and its strike price go down, and the number of awarded shares would increase. This result seems counterintuitive from a pay-for-performance perspective in that a lower stock price would lead to more options being granted at a lower price and a higher stock price would lead to fewer options being granted at a higher price.

Our solution for grant purposes only is to stabilize the deemed present value of a stock option for a three-year period. We think the use of such a value is more in line with creating long-term shareholder value and pay-for-performance, and allows us to better manage our burn rate (number of shares granted each year divided by the number of common shares outstanding) and budget the number of awarded shares over the life of the share authorization approved by shareholders.

For grants made in years 2007, 2008, and 2009, our deemed fair value of a stock option is $13.91, but its actual per share exercise price is the closing price of a common share on the day it is granted.

VIII. CEO Compensation

     The Committee is responsible for the review and determination of the CEO’s pay. The Committee has developed and long utilized a methodology for determining CEO compensation that is directly linked to the Company’s comparative performance results. To achieve this linkage, the Consultant annually calculates the Company’s percentile composite performance rank among the peer group of 16 major insurance companies previously identified in this CD&A. The CEO’s total direct compensation for the following calendar year is then determined in accordance with that percentile rank. As a result, the CEO’s compensation varies with the amount determined by reference to the Company’s performance rank among its peers. The following describes the process for determining CEO pay in greater detail:

1.	At its February meeting, the Committee grants the CEO stock options and PBRS with a total present value equal to 60% of his prior year’s long-term equity incentive award. The intent is to make a partial grant in February, and then a “true-up” grant in August once the Company’s percentile performance rank can be determined (as more fully described below).

2.	The Consultant gathers both compensation data for the NEO positions and company performance data from public records for the Company and the group of peer companies. Competitive pay data is gathered for salaries, annual non-equity incentive, cash compensation (salary plus annual non-equity incentive), annualized value of long-term equity incentives, and total direct compensation (cash compensation plus annualized value of long-term equity incentives).

3.	For performance measures, the Consultant collects specific results for the Company and the 16 peer companies on each of 10 performance measures for their most recently completed fiscal year, except for total shareholder return, which is computed using a three-year period ending with the last fiscal year. The performance measures used and their weightings ( ) are:

•	Revenue Growth (1)	•	Earnings Per Share Growth (1)
•	Net Income (2)	•	Return on Revenues (2)
•	Net Income Growth (1)	•	Return on Average Equity (2)
•	Premium Income (1)	•	Return on Average Assets (2)
•	Premium Income Growth (1)	•	Total Shareholder Return (4)

Results are sorted for each measure, and the best performer is assigned a ranking of “1” and the lowest performer is assigned a ranking of “17.” The weighted performance ranks for each measure for each company are then summed to determine each company’s overall composite performance score.

4.	The percentile rank that corresponds to each company’s composite performance score is then determined. While the Company showed positive gains on many of the performance measures, the peer companies generally had greater gains. Consequently, the Company received an overall performance rank of 8th in 2008 for 2007 results, which equated to the 56th percentile on a performance basis.

5.	Each company, including Aflac Incorporated, is then ranked on the basis of Total Direct Compensation. For this computation, the highest paid and lowest paid CEOs from the peer group are excluded, which reduces the total sample by two. A pay line is then plotted based on the remaining companies, and the exact pay amount (Total Direct Compensation) that corresponds to the Company’s percentile performance rank is determined.

6.	That amount is then aged to represent the expected value of the compensation at the end of the applicable fiscal year. The aging adjustment factor was 3.8% for 2008, which was the insurance industry’s surveyed projected increase for salaries.

7.	Once the Total Direct Compensation amount corresponding to the Company’s composite performance percentile is determined, a two-step calculation is performed. First, the CEO’s salary and non-equity incentive (total cash compensation) for the previous year is deducted from the determined total direct compensation. This calculation results in the gap between market total direct compensation and the CEO’s total cash compensation. The second calculation, which is also used to determine his February stock grants, subtracts 60% of the present value of the annualized long-term equity incentive received in the prior year to determine the remaining gap. This remaining gap determines the equity value the CEO will receive in the August stock option grant.

8.	A second stock option grant is then made at the Committee’s August meeting, with a present value equal to the Remaining Gap and thereby truing up the CEO’s Total Direct Compensation to that which corresponds to the Company’s performance rank. These calculations for determining CEO compensation for 2008 are shown below.

2008 CEO Compensation Determination
$ 11,311,116	56th percentile Total Direct Compensation (TDC)
-4,102,235	CEO FY 2007 Total Cash Compensation (TCC)
7,208,881	Gap between Market TDC and CEO TCC
-1,777,127	Feb. 2008 grant of 37,763 PBRS with a value of $47.06 per share
-1,788,005	Feb. 2008 grant of 128,541 stock options with a value of $13.91 per option share
$ 3,643,749	Remaining Gap
261,952	Number of options with a value of $13.91 per option share granted 8/08 (value equal to the Remaining Gap)

9.	At its December meeting, the Committee sets the CEO’s salary for the next calendar year. At its February meeting, the Committee approves the MIP-based non-equity incentive after reviewing the financial results, compared with the performance objectives, and (as noted above) awards the CEO PBRS and a partial grant of stock options.

Using this method, the Company is able to pay the CEO in direct alignment with the Company’s percentile performance results versus the peer group. It also means that the CEO’s pay will not exceed the Total Direct Compensation amount indicated by the Company’s performance success versus the peer group. Because of the higher Company performance rank for 2007, the CEO’s Total Direct Compensation in 2008 increased by 20% from its 2007 level. It is noteworthy that the 2007 median performance results for the peer group decreased by 8% over its 2006 median.

The Company believes it is important for shareholders and other interested parties to note that 2008 was the 11th consecutive year in which this extensive analysis was used to determine the CEO’s total compensation. Reflecting the Company’s lengthy track record of strong financial performance and shareholder returns, the Company ranked either first or second among its peer group in six of the 11 years. Furthermore, the Company’s average percentile performance rank over this 11-year period has been the second highest among all peers currently in the analysis.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the preceding CD&A with management and, based on that review and discussion, has recommended to the Board of Directors to include the CD&A in this Proxy Statement.

Compensation Committee

Robert B. Johnson, Chairman
David Gary Thompson
Robert L. Wright

     The following table provides information concerning total compensation earned or paid to our CEO, CFO and the three other most highly compensated executive officers who were serving as executive officers at the end of 2008. These five officers are referred to as our NEOs in this Proxy Statement.

2008 SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
			Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)
Daniel P. Amos	2008	1,338,200	2,811,103	5,388,388	0	0	189,202	9,726,893
Chairman and CEO	2007	1,289,200	2,751,918	5,627,872	2,813,035	2,062,763	289,925	14,834,713
	2006	1,242,000	1,734,126	8,646,283	2,208,897	0	291,950	14,123,256

Kriss Cloninger III	2008	857,700	1,600,744	1,926,566	913,119	0	162,453	5,460,582
President, CFO, and Treasurer	2007	826,300	1,248,746	2,097,196	1,446,025	1,732,808	167,079	7,518,154
	2006	796,000	667,807	2,544,802	1,109,027	208,637	167,467	5,493,740

Paul S. Amos II	2008	466,667	445,434	508,563	426,534	443,905	115,189	2,406,292
President, Aflac and COO	2007	402,550	287,687	442,855	533,581	9,019	109,570	1,785,262
Aflac U.S.	2006	365,000	168,050	306,733	440,738	64,193	314,432	1,659,146

Tohru Tonoike (1)	2008	518,316	501,674	350,820	547,023	0	159,621	2,077,454
President and COO
Aflac Japan

Joey M. Loudermilk	2008	503,500	394,237	637,944	480,088	112,353	17,294	2,145,416
Executive Vice President,	2007	485,000	319,979	648,733	521,860	149,388	14,646	2,139,606
General Counsel, and	2006	467,500	200,342	366,035	441,788	369,222	14,592	1,859,479
Corporate Secretary

____________________

(1)	Includes payments made to Mr. Tonoike in yen for salary, non-equity incentive plan compensation and some perquisites and converted to dollars by dividing the actual yen denominated payments by the weighted average exchange rate for 2008 of 103.46 yen to the dollar.

(2)	Includes $227,147 deferred for Mr. Daniel Amos. The amount has been included in the Nonqualified Deferred Compensation table below.

(3)	Represents the charges for 2008 pursuant to SFAS 123(R) for grants made in 2008 and earlier years. The Company’s SFAS 123(R) valuation assumptions are described in Note 10 “Share-Based Transactions” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report to Shareholders for the year ended December 31, 2008. The grant date closing market value for the options and restricted stock included in these columns was $47.25, $47.84, $52.59, $61.81, and $55.72 for the grant dates February 14, 2006, February 13, 2007, August 14, 2007, February 12, 2008, and August 12, 2008, respectively. See page 18 of this Proxy Statement for a more detailed discussion of our outstanding equity grants compared to recent market value.

(4)	The amount reported in this column for Mr. Tonoike has two components. Mr. Tonoike's earned bonus is paid one-half in cash and the other half is increased by 10% and deferred until his termination date. The total amount has been included in the Summary Compensation Table above and the deferred amount including the 10% addition has been included in the 2008 Nonqualified Deferred Compensation table below.

(5)	Mr. Daniel P. Amos participates in the Defined Benefit Pension Plan and the Retirement Plan for Senior Officers. The change in his aggregate pension value for 2008 was a net negative $683,453 which consisted of a negative $686,637 for the Retirement Plan for Senior Officers and a positive $3,184 for the Defined Benefit Pension Plan. Mr. Cloninger participates in the Defined Benefit Pension Plan and the Supplemental Executive Retirement Plan and the change in his aggregate pension value was a net negative $296,358 which consisted of a negative $340,540 for the Supplemental Executive Retirement Plan and a positive $44,182 for the Defined Benefit Pension Plan.

(6)	Additional information regarding all other compensation is provided in the “All Other Compensation” or “Perquisites” tables below.

(7)	The NEOs did not receive any discretionary bonus awards for 2008. Base salary is typically the smallest component of total compensation for the NEOs, as the majority of their total compensation is based on performance awards on a cash and equity basis.

     The following table identifies the amount of each item included for 2008 in the All Other Compensation column in the Summary Compensation Table above.

2008 ALL OTHER COMPENSATION

		Perquisites
		and Other			Renewal
		Personal	Insurance	Company	Commissions
		Benefits	Premiums	Contribution to	from Previous
Name	Year	($)(1)	($)	401(k) Plan ($)	Job ($)(2)	Total($)
Daniel P. Amos	2008	179,980	2,322	6,900	0	189,202

Kriss Cloninger III	2008	151,989	3,564	6,900	0	162,453

Paul S. Amos II	2008	56,699	432	6,900	51,158	115,189

Tohru Tonoike (3)	2008	158,483	1,138	0	0	159,621

Joey M. Loudermilk	2008	7,563	2,831	6,900	0	17,294
____________________

(1)	Perquisites are more fully described in the Perquisites table below.

(2)	Amounts are for earned renewal sales commissions before expenses on Aflac products sold before the NEO became an Aflac employee.

(3)	The amounts reported for Mr. Tonoike for perquisites and insurance premiums were paid in yen and converted to dollars by dividing the actual yen denominated payments by the weighted average exchange rate for 2008 of 103.46 yen to the dollar.

     The following table identifies the incremental cost to the Company of each perquisite included for 2008 in the All Other Compensation table above.

2008 PERQUISITES

						Total
						Perquisites
		Personal Use				and Other
		of Company	Financial	Security		Personal
		Aircraft	Planning	Services		Benefits
Name	Year	($)(1)	($)(2)	($)(3)	Other ($)(4)	($)(5)
Daniel P. Amos	2008	10,372	0	169,608	0	179,980

Kriss Cloninger III	2008	122,184	7,657	18,641	3,507	151,989

Paul S. Amos II	2008	42,708	0	13,512	479	56,699

Tohru Tonoike (6)	2008	0	304	0	158,179	158,483

Joey M. Loudermilk	2008	0	7,563	0	0	7,563
____________________

(1)	Incremental cost for the personal use of corporate aircraft includes the following: direct fuel costs and an allocation for maintenance charges, landing fees, handling and catering, and when necessary, any additional crew expenses such as transportation, lodging and meals. The personal use of corporate aircraft has been authorized by the Company’s Board of Directors for security reasons and to maximize the effectiveness of the executives’ time. Included in the amount reported for Mr. Cloninger is $10,601 for attending outside board of directors meetings for a board of directors on which he serves.

(2)	Financial planning fees are direct charges by the provider of the services. They are available on a limited basis to the executive management of the Company.

(3)	Incremental costs for security services include the salaries and benefits of security officers and the actual costs of any security equipment, monitoring and maintenance fees.

(4)	Amounts included in the other column for Mr. Cloninger and Mr. Paul Amos are charges for the use of Company automobile transportation. The amount included in the other column for Mr. Tonoike includes the cost of a leased car, driver and related expenses.

(5)	The Company did not gross up for tax purposes any of the perquisites described in this table.

(6)	The amounts reported for Mr. Tonoike for financial planning and other were paid in yen and converted to dollars by dividing the actual yen denominated payment by the weighted average exchange rate for 2008 of 103.46 yen to the dollar.

     The following table provides information with respect to the 2008 grants of plan-based awards for the NEOs.

2008 GRANTS OF PLAN-BASED AWARDS

								All Other
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Option Awards:
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Number of	Exercise or	Grant Date
								Securities	Base Price	Fair Value of
								Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	Awards ($)
Daniel P. Amos	2/12/2008							128,541	61.81	2,438,024
	2/12/2008				18,882	37,763	37,763			2,334,131
	8/12/2008							261,952	55.72	4,483,675
	N/A	669,100	2,676,400	4,014,600

Kriss Cloninger III	2/12/2008							104,000	61.81	1,972,558
	2/12/2008				15,500	31,000	31,000			1,916,110
	N/A	321,638	1,286,550	2,573,100

Paul S. Amos II	2/12/2008							38,000	61.81	720,742
	2/12/2008				5,500	11,000	11,000			679,910
	N/A	186,667	466,667	933,334

Tohru Tonoike	2/12/2008							40,000	61.81	758,676
	2/12/2008				5,000	10,000	10,000			618,100
	N/A	207,326	518,316	1,036,632

Joey M. Loudermilk	2/12/2008							26,000	61.81	493,139
	2/12/2008				4,000	8,000	8,000			494,480
	N/A	100,700	402,800	805,600

____________________

(1)	The amounts shown in Estimated Possible Payouts Under Non-Equity Incentive Plan Awards reflect the payout levels for the NEOs under the Company’s MIP, based on the achievement of certain performance goals approved by the Compensation Committee. With respect to each Company performance goal, a minimum, target and maximum performance level is specified, the attainment of which determines the amount paid for each performance goal (generally 50%, 100%, and 200% of base salary, respectively), except for the earnings-per-share goal, under which benefits are paid at a target and maximum level, but only if target performance is attained or exceeded. No award is paid for the earnings-per-share goal if performance is below target. Base salary is typically the smallest component of total compensation for the NEOs, as the majority of their total compensation is based on performance awards on a cash and equity basis. Base salaries and non-equity incentive awards (including deferrals) as a percent of total compensation for Messrs. Daniel Amos, Cloninger, Paul Amos, Tonoike, and Loudermilk for 2008 were approximately 14%, 32%, 37%, 51%, and 46% respectively.

(2)	The amounts shown under Estimated Future Payouts Under Equity Incentive Plan Awards reflect the number of PBRS, with restrictions that will lapse upon the attainment of performance goals in each award agreement as set by the Compensation Committee. Upon the attainment of 90% of the cumulative three-year target performance goal, one-half of the PBRS shares will vest, with additional vesting of 5% of the remaining PBRS shares upon the certification of each additional 1% of the target goal attained. Shares of restricted stock are held in book entry form in the custody of the Company until the restrictions thereon have lapsed. All NEOs possess the same rights as all other employees receiving PBRS, such as all incidents of ownership with respect to the shares, including the right to receive or reinvest dividends with respect to such shares and to vote such shares. The dividends accrued on the award shares will be reinvested in the Company’s Common Stock at the same dividend rate as other holders of Company Common Stock and held as additional restricted shares in the book entry account subject to the same terms and conditions attributable to the original grant, until such time as all restrictions have lapsed on the shares of Company Common Stock with respect to which the original dividend was accrued.

     The following table provides information with respect to the 2008 outstanding equity awards at fiscal year-end for the NEOs.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards

								Equity
							Equity	Incentive
							Incentive	Plan Awards:
		Number of	Number of				Plan Awards:	Market or
		Securities	Securities				Number of	Payout Value
		Underlying	Underlying				Unearned	of Unearned
		Unexercised	Unexercised				Shares, Units	Shares, Units
		Options	Options				or Other	or Other
		(#)	(#)	Option		Stock	Rights That	Rights That
	Option			Exercise	Option	Award	Have Not	Have Not
	Grant			Price	Expiration	Grant	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	Date	(#)	($)
Daniel P. Amos	01/22/01	756,594		29.3438	01/22/11
	11/13/01	82,100		24.9800	11/13/11
	02/12/02	631,575		25.1250	02/12/12
	08/13/02	287,170		30.5750	08/13/12
	02/11/03	663,692		31.4650	02/11/13
	08/12/03	325,000		31.7050	08/12/13
	02/10/04	221,349		40.4250	02/10/14
	08/10/04	255,882		38.3200	08/10/14
	02/08/05	143,169		38.7500	02/08/15
	08/09/05	289,405		43.6650	08/09/15
	02/14/06	172,723		47.2500	02/14/16
						02/14/06	64,291	2,947,099
	08/08/06	209,527		43.0700	08/08/16
	02/13/07	160,387		47.8400	02/13/17
						02/13/07	63,738	2,921,750
	08/14/07	107,707		52.5900	08/14/17
	02/12/08		128,541	61.8100	02/12/18
						02/12/08	37,763	1,731,056
	08/12/08		261,952	55.7200	08/12/18

Kriss Cloninger III	02/11/03	100,000		31.4650	02/11/13
	08/10/04	100,000		38.3200	08/10/14
	02/08/05	80,000		38.7500	02/08/15
	08/09/05	60,000		43.6650	08/09/15
	02/14/06	80,000		47.2500	02/14/16
						02/14/06	25,000	1,146,000
	08/08/06	50,000		43.0700	08/08/16
	02/13/07	95,000		47.8400	02/13/17
						02/13/07	38,000	1,741,920
	02/12/08		104,000	61.8100	02/12/18
						02/12/08	31,000	1,421,040

Paul S. Amos II	02/08/05	40,000		38.7500	02/08/15
	02/14/06		25,000	47.2500	02/14/16
						02/14/06	7,500	343,800
	02/13/07		25,000	47.8400	02/13/17
						02/13/07	7,500	343,800
	02/12/08		38,000	61.8100	02/12/18
						02/12/08	11,000	504,240

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards

								Equity
							Equity	Incentive
							Incentive	Plan Awards:
		Number of	Number of				Plan Awards:	Market or
		Securities	Securities				Number of	Payout Value
		Underlying	Underlying				Unearned	of Unearned
		Unexercised	Unexercised				Shares, Units	Shares, Units
		Options	Options				or Other	or Other
		(#)	(#)	Option		Stock	Rights That	Rights That
	Option			Exercise	Option	Award	Have Not	Have Not
	Grant			Price	Expiration	Grant	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	Date	(#)	($)
Tohru Tonoike	02/13/07		25,000	47.8400	02/13/17
						02/13/07	20,000	916,800
	02/12/08		40,000	61.8100	02/12/18
						02/12/08	10,000	458,400

Joey M. Loudermilk	01/22/01	56,594		29.3438	01/22/11
	11/13/01	35,000		24.9800	11/13/11
	08/13/02	46,730		30.5750	08/13/12
	02/11/03	36,822		31.4650	02/11/13
	08/10/04	40,000		38.3200	08/10/14
	02/08/05	25,000		38.7500	02/08/15
	02/14/06		25,000	47.2500	02/14/16
						02/14/06	7,500	343,800
	02/13/07	25,000		47.8400	02/13/17
						02/13/07	7,500	343,800
	02/12/08		26,000	61.8100	02/12/18
						02/12/08	8,000	366,720

Grant Date	Options Vesting Schedule
02/14/06	100% vesting on the third anniversary of the option for Messrs. Paul Amos and Loudermilk
02/13/07	100% vesting on the third anniversary of the option for Messrs. Paul Amos and Tonoike
02/12/08	100% vesting on the first anniversary of the option for Messrs. Daniel Amos, Cloninger, and Loudermilk
100% vesting on the third anniversary of the option for Messrs. Paul Amos and Tonoike
08/12/08	100% vesting on the first anniversary of the option for Mr. Daniel Amos

Stock Award
Grant Date	Stock Award Vesting Schedule
02/14/06; 02/13/07 & 02/12/08	Graded vesting on the third anniversary of the award equal to one-half of the PBRS shares vesting on the attainment of 90% of the three-year cumulative target performance goal, with an additional vesting of 5% of the remaining PBRS shares for each additional 1% of the target goal attained

     The following table provides information with respect to options exercised and stock awards vested during 2008 for each of the NEOs.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Daniel P. Amos	33,998	859,660	65,589	3,935,340
Kriss Cloninger III	432,000	10,509,286	25,000	1,500,000
Paul S. Amos II	0	0	5,000	300,000
Tohru Tonoike	0	0	0	0
Joey M. Loudermilk	69,854	2,774,223	7,500	450,000

PENSION BENEFITS

     The Company maintains tax-qualified, noncontributory defined benefit pension plans that cover the NEOs other than Mr. Tonoike, and it also maintains nonqualified supplemental retirement plans covering the NEOs other than Mr. Tonoike, as described below. Mr. Tonoike participates in a defined benefit plan maintained in Japan specific to the terms of his employment agreement. The Company does not credit extra years of service under any of its retirement plans, unless required by employment agreements under certain termination events such as termination following a change-in-control or termination without cause. Messrs. Daniel Amos, Cloninger, and Loudermilk are eligible to receive immediate retirement benefits. For Mr. Daniel Amos, retirement benefits fall under the provisions of the U.S. tax qualified plan and the Retirement Plan for Senior Officers, and for Messrs. Cloninger and Loudermilk, retirement benefits fall under the U.S. tax qualified plan and the Supplemental Executive Retirement Plan.

Qualified Defined Benefit Pension Plan

     The Aflac Incorporated Defined Benefit Pension Plan (“Plan”) is a funded tax-qualified retirement program that covers all eligible employees in the U.S. Benefits under the Plan are calculated in accordance with the following formula: l% of average final monthly compensation multiplied by years of credited service (not in excess of 25 years), plus .5% of average final monthly compensation multiplied by the number of years of credited service in excess of 25 years. For purposes of the Plan, final average monthly compensation is deemed to be the participant’s highest average compensation during any five consecutive years of service within the 10 consecutive plan years of service immediately preceding retirement. Compensation means salary and non-equity incentive plan compensation. Participants are eligible to receive full retirement benefits upon attaining a retirement age of 65. Participants with at least 15 years of credited service are eligible to receive reduced retirement benefits upon reaching an early retirement age of 55. A participant may be eligible for full retirement benefits when the participant’s years of credited service plus attained age equals or exceeds 80.

     The benefits payable under the Plan are not subject to adjustment for Social Security benefits or other offsets. The benefits may be paid monthly over the life of the participant (with joint and survivor options available at actuarially reduced rates). The maximum retirement benefit was limited, in accordance with IRC Section 415, to $185,000 for 2008. The maximum compensation that may be taken into account in the calculation of retirement benefits was limited, in accordance with IRC Section 401(a)(17), to $230,000 for 2008. These limitation amounts for future years will be indexed for cost-of-living adjustments.

     Benefits under the Japanese retirement plan are based on a point system. Eligible employees accumulate points over their respective service periods based on job grades. At retirement, the total points accumulated are multiplied by a unit price per point of 8,500 yen and then adjusted for years of service with the Company.

Supplemental Executive Retirement Plan

     The Company’s Supplemental Executive Retirement Plan (“SERP”) is an unfunded and unsecured obligation of the Company and is not a tax-qualified plan. The SERP provides retirement benefits to certain officers of the Company in addition to those provided by the qualified Plan. Mr. Cloninger, Mr. Paul Amos, and Mr. Loudermilk participate in the Company’s SERP. Participation in the SERP is limited to certain key employees of the Company as periodically designated by the Board of Directors. To be eligible for benefits under the SERP, participants generally must be employed with the Company or a subsidiary at age 55. To be eligible to receive benefits under the SERP, participants who began participating in the SERP after August 11, 1992, also must complete at least 15 years of employment with the Company or a subsidiary and participate in the SERP for at least five years.

     The SERP includes a four-tiered benefit formula that provides for a benefit based on average final compensation. The benefit is 40% upon retirement between the ages of 55 and 59, a 50% benefit upon retirement between the ages of 60 and 64, and a 60% benefit upon retirement for ages 65 and over. A reduced 30% benefit is available to participants with at least 15 years of service who terminate employment prior to age 55.

     Benefits are generally payable in the form of an annuity for the life of the participant. The participant may elect to receive reduced benefits during his or her lifetime. After his or her death, the surviving spouse will receive a benefit equal to 50% of the amount paid to the participant. The benefit formula computes benefits using the average annual compensation for the three consecutive calendar years out of the final 10 consecutive calendar years of employment that yield the highest average. Average final compensation is calculated using “Annual Compensation,” which is defined to include both base salary and non-equity incentive plan compensation for a calendar year. Benefits under this plan are subject to offset for amounts paid under the qualified Plan.

Retirement Plan for Senior Officers

     The CEO participates in the Retirement Plan for Senior Officers (“RPSO”). Participants in the RPSO receive full compensation for the first 12 months after retirement. Thereafter, a participant may elect to receive annual lifetime retirement benefits equal to 60% of final compensation, or 54% of such compensation with 50% of such amount to be paid to a surviving spouse for a specified period after death of the participant. Final compensation is deemed to be the higher of either the compensation paid during the last 12 months of active employment with the Company or the highest compensation received in any calendar year of the last three years preceding the date of retirement. Compensation under this plan is defined to be base salary plus non-equity incentive award.

     Generally, no benefits are payable until the participant accumulates 10 years of credited service at age 60, or 20 years of credited service. Reduced benefits may be paid to a participant who retires (other than for disability) before age 65 with less than 20 years credited service. The CEO is currently the only active employee participating in the RPSO, and he has 35 years of credited service, meaning he is fully vested for retirement benefits.

     All benefits under the RPSO are subject to annual cost-of-living increases as approved by the Compensation Committee. Retired participants and their spouses are also entitled to receive full medical expense benefits for their lifetimes. The benefits payable under the RPSO are not subject to Social Security or qualified Plan offsets.

     The following table relates to the forgoing plans and presents information determined as of December 31, 2008.

PENSION BENEFITS

			Present Value	Payments
		Number of Years	of Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Daniel P. Amos	Retirement Plan for Senior Officers	35	49,797,055	0
	Aflac Incorporated Defined Benefit Pension Plan	35	797,435	0

Kriss Cloninger III	Supplemental Executive Retirement Plan	17	10,989,860	0
	Aflac Incorporated Defined Benefit Pension Plan	17	375,647	0

Paul S. Amos II	Supplemental Executive Retirement Plan	4	495,364	0
	Aflac Incorporated Defined Benefit Pension Plan	4	29,151	0

Tohru Tonoike	Aflac Japan Defined Benefit Pension Plan	2	0	0

Joey M. Loudermilk	Supplemental Executive Retirement Plan	25	3,768,900	0
	Aflac Incorporated Defined Benefit Pension Plan	25	673,326	0
____________________

(1)	Assumed retirement age for all calculations was the earliest retirement age for unreduced benefits. Assumptions used to calculate pension benefits are more fully described in note 12, “Benefit Plans”, in the Notes to the Consolidated Financial Statements in the Company’s Annual Report to Shareholders for the year ended December 31, 2008.

NONQUALIFIED DEFERRED COMPENSATION

     The following 2008 Nonqualified Deferred Compensation table shows, for Mr. Daniel Amos, Company contributions to, and earnings and account balances under, the Aflac Incorporated Executive Deferred Compensation Plan, an unfunded, unsecured deferred compensation plan. The table also includes the amount contributed and the year end accrued balance in dollars for a deferred retirement obligation for Mr. Tonoike. Mr. Tonoike does not participate in the EDCP but the Company is obligated to accrue a deferred retirement benefit under the terms of his employment agreement.

2008 NONQUALIFIED DEFERRED COMPENSATION

		Registrant	Aggregate
	Executive	Contributions in	Earnings in	Aggregate	Aggregate Balance
	Contributions in Last	Last Fiscal Year	Last Fiscal	Withdrawals/	at Last Fiscal Year-
Name	Fiscal Year ($)	($)(1)	Year ($)(2)	Distributions ($)	end ($)
Daniel P. Amos	0	227,147	-386,411	0	927,665

Kriss Cloninger III	0	0	0	0	0

Paul S. Amos II	0	0	0	0	0

Tohru Tonoike	0	286,536	0	0	502,031

Joey M. Loudermilk	0	0	0	0	0
____________________

(1)	The $227,147 deferred for Mr. Amos has been included in the Summary Compensation Table above for the current year. Additionally, previous years’ deferrals included in the Aggregate Balance column were reported as compensation in prior periods. The amount reported for Mr. Tonoike has been included in the non-equity incentive plan column in the Summary Compensation Table above.

(2)	The Company does not pay or credit above market earnings on amounts deferred by executives.

     The EDCP allows certain U.S.-based officers, including the NEOs other than Mr. Tonoike (the “Participants”), to defer up to 100% of their base salaries and up to 100% of their annual non-equity incentive awards. The Company may make discretionary matching or other discretionary contributions in such amounts, if any, that the Compensation Committee may determine from year to year. The EDCP also allows Participants to elect to defer restricted stock awarded under a Company restricted stock program and stock options that are “grandfathered” under IRC Section 409A, as discussed below. Matching or other discretionary contributions and restricted stock deferrals may be subject to vesting conditions.

     The EDCP is subject to the requirements of Section 409A of the IRC. The Company amended the EDCP document to conform to Section 409A’s requirements in December 2008. Deferred amounts earned and vested prior to 2005 (“grandfathered” amounts) under the EDCP are not subject to Section 409A’s requirements and continue to be governed generally under the terms of the EDCP and the tax laws in effect before January 1, 2005, as applicable.

     In addition to amounts that the NEOs elected to defer and amounts of discretionary contributions the Company credited to the NEOs’ accounts, the amounts in the Aggregate Balance column include investment earnings (and losses) determined under the phantom investments described below. Account balances may be invested in phantom investments selected by Participants from an array of investment options that substantially mirror the funds available under the 401(k) Plan. The array of available investment options changes from time to time. As of December 31, 2008, Participants could choose from among several different investment options, including domestic and international equity, income, short-term investment, blended and Company Common Stock funds. Participants can change their investment selections daily (unless prohibited by the fund or trading restrictions on Company Common Stock) by contacting the EDCP’s third-party recordkeeper in the same manner that applies to participants in the 401(k) Plan.

     Each fiscal year, when Participants elect to defer compensation under the EDCP, they also may elect the timing and form of their future distributions attributable to those deferrals, with a separate election permitted for each type deferral (i.e., salary, non-equity incentive award, stock option, or restricted stock award deferral). Under this process, each NEO may elect for distributions attributable to deferrals either to be made or begin in a specific year (whether or not employment has then ended) or at a time that begins six months after the NEO’s termination of employment. Each NEO may elect for any distribution to be made in a lump sum or in up to 10 annual installments. Distributions attributable to discretionary contributions are made in the form and at the time specified by the Company.

     An NEO may delay the timing and form of his or her distributions attributable to his or her deferrals as long as the change is made at least 12 months before the initial distribution date. With respect to non-grandfathered amounts, new elections must satisfy the requirements of Section 409A. In general, Section 409A requires that distributions may not be accelerated (other than for hardships) and any delayed distribution may not begin earlier than five years after the original distribution date.

     Deferral amounts for which no distribution elections have been made are distributed in a lump sum six months after an NEO separates from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

     The Company has employment agreements with all of the NEOs. The agreements are substantially similar in nature and contain provisions relating to termination, disability, death and changes in control of the Company. As previously mentioned in our CD&A, Mr. Daniel Amos, in the fourth quarter of 2008, decided to voluntarily forgo certain “golden parachute” and other severance components in his employment agreement (the provisions providing for special payments in connection with a change in control of the Company or other termination of employment). The elimination of these potential payments to Mr. Daniel Amos has been reflected in the 2008 Potential Payments Upon Termination or Change in Control table below. For the remaining NEOs, the Company remains obligated to continue compensation and benefits to the NEO for the scheduled term of the agreement if the employment of the NEO is terminated by the Company without “good cause.” If the NEO’s employment is terminated by the Company for “good cause,” or by the NEO without “good reason,” the Company is generally obligated to pay compensation and benefits only to the date of termination (except that the NEO is entitled to benefits under the RPSO or SERP if the termination is not for “good cause”). “Good cause” generally means (i) the willful failure by the NEO to substantially perform his management duties for more than 60 days, (ii) intentional conduct by the NEO causing substantial injury to the Company, or (iii) the conviction or plea of guilty by the NEO of a felony crime involving moral turpitude. “Good reason” is defined to include a breach of the agreement, a diminution or change in the NEO’s title, duties, or authority, or a relocation of the Company’s principal offices. Upon voluntary termination without “good reason” or termination by the Company for “good cause,” the NEO is prohibited for a two-year period from directly or indirectly competing with the Company.

     The agreements provide that compensation and benefits continue for certain specified periods in the event that the NEO becomes totally disabled. Upon the death of the NEO, his estate is to be paid an amount, payable over a three-year period, equal to the NEO’s base salary and any non-equity incentive award actually paid during the last three years of his life.

     Upon a “change in control” of the Company, the employment agreements are extended for an additional three-year period. If, following a change in control, the NEO’s (with the exception of Mr. Daniel Amos) employment with the Company is terminated by the Company without “good cause,” or by the NEO for “good reason,” the Company must pay to the NEO, among other payments but in lieu of any further salary payments subsequent to the date of termination, a lump-sum severance payment equal to three times the sum of the NEO’s base salary and non-equity incentive award under the MIP (as paid during periods specified in the agreement).

     A “change in control” is generally deemed to occur when (i) a person or group acquires beneficial ownership of 30% or more of the Company’s Common Stock; (ii) during any period of two consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute a majority of the Board; or (iii) the shareholders approve a liquidation or sale of substantially all of the assets of the Company or certain merger and consolidation transactions.

     Under the employment agreements of Messrs. Cloninger, Paul Amos, and Loudermilk, each is a participant in the SERP but not the RPSO. Under the SERP, as amended, in the event that a participant’s employment with the Company is terminated within two years after a “change in control” of the Company other than for death, disability or cause, or a participant terminates his employment during such period for “good reason,” the participant becomes 100% vested in his retirement benefits and is entitled to receive a lump-sum amount equal to the actuarial equivalent of the annual retirement benefit to which he would have been entitled had he remained in the employ of the Company until (i) age 55 (in the case of a participant who is not yet 55); (ii) age 60 (in the case of a participant who is at least 55, but not yet 60); or (iii) age 65 (in the case of a participant who is at least 60, but not yet 65), as the case may be. A “change in control” shall generally occur under the same circumstances described in the paragraph above. “Cause” for this purpose generally means (i) the participant’s willful failure to substantially perform his duties with the Company (other than that resulting from illness or after a participant gives notice of termination of employment for “good reason”) after a written demand for substantial performance is delivered to the participant by the Board or (ii) the willful engaging by the participant in conduct materially injurious to the Company. “Good reason” is defined for this purpose to include various adverse changes in employment status, duties, and/or compensation and benefits following a “change in control.” Benefits may be reduced to the extent that they are not deductible by the Company for income tax purposes.

     The table below reflects the amount of compensation payable to each of the NEOs in the event of termination of such executive’s employment. The amounts shown assume in all cases that the termination was effective on December 31, 2008, and therefore include amounts earned through such time and estimates of the amounts which would be paid to the NEOs upon their termination. Due to the number of factors that affect the nature and amount of any benefits under the various termination scenarios, actual amounts paid or distributed may be different. Messrs. Daniel Amos, Cloninger, and Loudermilk are the only NEOs who are eligible to receive immediate retirement benefits. See “Pension Benefits” and “Nonqualified Deferred Compensation” above for more information about these benefits.

     The provision for potential payments upon termination, retirement, death, disability, and change in control in the NEOs’ employment agreements are generally similar in nature, with the exception of Mr. Daniel Amos who has amended his employment agreement to remove provisions that entitle him to termination payments of salary and non-equity incentives in connection with a change in control of the Company or his termination by the Company. The agreements impose various non-competition and other requirements upon termination of employment. As noted in the table that follows, the benefits provided and requirements imposed vary with the circumstances under which the termination occurs.

2008 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

		Before Change in Control
		Company
		Termination		Voluntary
		without "Good	Company	Termination				Change in
		Cause" or by	Termination	without "Good	Voluntary			Control termination
		employee for	for "Good	Reason" and no	Termination with			without "Good
		"Good Reason"	Cause"	competition	competition			Cause" or for "Good
Name	Benefit	($)(1)	($)(2)	($)(3)	($)(4)	Death ($)(5)	Disability ($)(6)	Reason" ($)(7)
Daniel P. Amos	Salary	0	0	0	0	3,869,400	2,007,300	0
	Non-equity Incentive
	Award (8)	0	0	0	0	5,021,932	0	0
	Severance	0	0	0	0	0	0	0
	Retirement (9)	(12)	797,435	(12)	(12)	32,023,965	(12)	(12)
	EDCP	(13)	(13)	(13)	(13)	(13)	(13)	(13)
	Health & Welfare Benefits
	(10)	354,000	0	356,000	356,000	275,000	359,000	359,000
	Stock Options & Awards
	(11)	7,599,905	0	7,599,905	0	7,599,905	7,599,905	7,599,905
	Life Insurance	0	0	0	0	500,000	0	0
	Totals (14)	59,476,060	1,725,100	59,478,060	51,878,155	50,217,867	61,488,360	59,481,060

Kriss Cloninger III	Salary	1,894,088	0	0	0	2,480,000	1,286,550	0
	Non-equity Incentive
	Award (8)	2,929,590	913,119	913,119	0	4,381,290	2,282,798	913,119
	Severance	0	0	0	0	0	0	6,911,175
	Retirement (9)	(12)	375,647	(12)	375,647	6,326,128	(12)	(12)
	Health & Welfare Benefits
	(10)	60,000	0	56,000	0	0	58,000	58,000
	Stock Options & Awards
	(11)	4,308,960	0	0	0	4,308,960	4,308,960	4,308,960
	Life Insurance	0	0	0	0	500,000	0	0
	Totals (14)	20,558,145	1,288,766	12,334,626	375,647	17,996,378	19,301,815	23,556,761

		Before Change in Control
		Company
		Termination		Voluntary
		without "Good	Company	Termination				Change in
		Cause" or by	Termination	without "Good	Voluntary			Control termination
		employee for	for "Good	Reason" and no	Termination with			without "Good
		"Good Reason"	Cause"	competition	competition			Cause" or for "Good
Name	Benefit	($)(1)	($)(2)	($)(3)	($)(4)	Death ($)(5)	Disability ($)(6)	Reason" ($)(7)
Paul S. Amos II	Salary	933,334	0	0	0	1,234,217	700,001	0
	Non-equity Incentive
	Award (8)	1,279,602	426,534	426,534	0	1,827,387	1,066,335	426,534
	Severance	0	0	0	0	0	0	3,000,744
	Retirement (9)	0	0	0	0	247,682	(12)	(12)
	Health & Welfare Benefits
	(10)	23,000	0	0	0	0	18,000	35,000
	Stock Options & Awards
	(11)	1,191,840	0	0	0	1,191,840	1,191,840	1,191,840
	Life Insurance	0	0	0	0	500,000	0	0
	Totals (14)	3,427,776	426,534	426,534	0	5,001,126	3,500,691	5,178,633

Tohru Tonoike	Salary	1,036,632	0	0	0	871,903	777,474	0
	Non-equity Incentive
	Award (8)	1,641,069	547,023	547,023	0	1,505,445	1,367,558	547,023
	Severance	0	0	0	0	0	0	3,196,017
	Retirement (9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	EDCP	(13)	(13)	(13)	(13)	(13)	(13)	(13)
	Health & Welfare Benefits
	(10)	0	0	0	0	0	0	0
	Stock Options & Awards
	(11)	1,375,200	0	0	0	1,375,200	1,375,200	1,375,200
	Life Insurance	0	0	0	0	502,610	0	0
	Totals (14)	4,554,932	1,049,054	1,049,054	502,031	4,757,189	4,022,262	5,620,271

Joey M. Loudermilk	Salary	1,342,667	0	0	0	1,456,000	755,250	0
	Non-equity Incentive
	Award (8)	1,760,323	480,088	480,088	0	1,923,824	1,200,220	480,088
	Severance	0	0	0	0	0	0	3,076,080
	Retirement (9)	(12)	673,326	(12)	673,326	2,183,930	(12)	(12)
	Health & Welfare Benefits
	(10)	123,000	0	126,000	0	0	127,000	127,000
	Stock Options & Awards
	(11)	1,054,320	0	1,054,320	0	1,054,320	1,054,320	1,054,320
	Life Insurance	0	0	0	0	500,000	0	0
	Totals (14)	8,722,535	1,153,414	6,102,634	673,326	7,118,074	7,579,016	9,179,714

____________________

(1)	Salary and non-equity incentive award would be paid semi-monthly for the contract term, with the exception of Mr. Daniel Amos, who voluntarily gave up his right to such salary and non-equity incentive payments. All health and welfare benefits would continue for the remainder of the contract term.

(2)	Termination for good cause eliminates the salary and non-equity incentive award obligation for the remainder of the contract period and the executive forfeits his participation in any supplemental retirement plan.

(3)	Voluntary termination by the executive without good reason eliminates the salary and non-equity incentive award obligations for the remainder of the contract term.

(4)	If the executive leaves the Company to go into direct competition, he will eliminate the right to any further salary and non-equity incentive award obligations on the part of the Company.

(5)	Upon death, the executive’s estate is entitled to receive terminal pay (paid in equal installments over 36 months) equal to the amount of the executive’s base pay and non-equity incentive award for the previous 36 months of his life. Additionally, retirement benefits in this column reflect the present value of the accumulated benefit obligation for a surviving spouse annuity.

(6)	Any actual Company paid disability benefits would be offset by the maximum annual amount allowed ($96,000) under the Company sponsored disability income plan for all executives except for Mr. Tonoike.

(7)	Termination after a change in control entitles the executive to a lump-sum severance payment of three times the sum of: (i) the executive’s annual base salary in effect immediately prior to the change in control, and (ii) the highest non-equity incentive award paid in the year preceding the termination date or the year preceding the change in control. As previously mentioned, Mr. Daniel Amos voluntarily gave up his right to these payments by amending his employment agreement in the fourth quarter of 2008.

(8)	The non-equity incentive award amounts on this line include in all instances, except for termination with competition, the 2008 non-equity incentive award that was paid to the NEOs in February 2009.

(9)	Retirement benefits expressed in dollars and disclosed in certain columns of this table relate to termination events where the executive would receive a benefit different from that disclosed in the Pension Benefits table. Generally, the termination events resulting in a payment in lieu of the amount disclosed in the Pension Benefits table are termination for “good cause” and death, except for Paul Amos who has less than the required years of credited service to qualify for certain pension benefits.

(10)	Represents the estimated lump sum present value of all premiums that would be paid for applicable health and welfare plan benefits.

(11)	Represents the estimated value of accelerated vesting of stock options and awards. The value for stock options and awards was determined as follows: for stock options, the excess of the closing price on the NYSE on the last business day of the year over the option exercise price multiplied by the number of unvested option shares; for stock awards, the number of unvested stock awards multiplied by the same closing price used for options.

(12)	See the Pension Benefits section in this Proxy Statement including the table that details the accumulated benefit obligation for the executives.

(13)	See the Nonqualified Deferred Compensation section in this Proxy Statement, including the table that details deferred compensation balances for the executives.

(14)	Totals were calculated to present a full walk-away value and include salary, non-equity incentive award, severance where applicable, the present value of the NEO's accumulated benefit under all retirement plans as presented above in the Pension Benefits table or as a surviving spouse benefit in the death column, the value of nonqualified deferred compensation as presented in the 2008 Nonqualified Deferred Compensation table, the present value of any health and welfare benefits, the value of long-term equity incentives that would accelerate vesting, and life insurance proceeds upon death.

DIRECTOR COMPENSATION

     Directors who also serve as officers of the Company or its subsidiaries are not entitled to compensation as Board members. All other Directors of the Company (“Non-employee Directors”) receive $50,000 annually for service as such. A Non-employee Director serving on one or more committees of the Board receives an additional $8,400 annually for that service. A Non-employee Director serving on the Audit Committee receives an additional $10,000 annually for that service. Each Non-employee Director also receives $2,000 for attendance at each meeting of the Board of Directors. In addition, the chairmen of the Compensation Committee, Audit Committee, and Corporate Governance Committee receive additional annual fees of $10,000, $12,000, and $7,500, respectively.

     When a Non-employee Director first joins the Board of Directors, he or she is granted an award of nonqualified stock options, stock appreciation rights, restricted stock, or a combination thereof with a value as determined by the Board of Directors, not in excess of the value of a nonqualified stock option covering an aggregate of 10,000 shares of Common Stock. In the following calendar year, and for each year thereafter, each Non-employee Director may, at the discretion of the Board, receive nonqualified stock options, stock appreciation rights, restricted stock, or a combination thereof with a value not in excess of the value of a nonqualified stock option covering an aggregate of up to 5,000 shares of Common Stock. If the Board grants stock options, it may permit Non-employee Directors to elect to receive restricted stock in lieu thereof. In 2008, all Non-employee Directors received nonqualified stock options covering 5,000 shares of Common Stock, except for one Non-employee Director who elected to receive all or a portion of such stock option grant in the form of restricted stock. The exercise price for the stock options is the closing market price of the Common Stock on the date of grant. Options granted to each Non-employee Director become exercisable under the terms and conditions as determined by the Board of Directors at the date of grant. Grants of options made to Non-employee Directors in 2008 become exercisable in equal installments on each of the next four anniversaries of the date of the option, and restricted stock awards issued in 2008 become vested on the fourth anniversary of the date of the award, in each case if the Non-employee Director continues to be a Director through such date. However, upon cessation of service by reason of retirement, a Non-employee Director becomes immediately vested in all outstanding stock options and awards that have not yet expired, as long as the Non-employee Director has completed at least one full year of vesting.

     Non-employee Directors, with the exception of those who are or within one year will become retirement eligible, may elect to have all or a portion of their Board annual retainer and/or meeting fees paid in the form of immediately vested nonqualified stock options, restricted stock that vests upon four years of continued service, or a combination thereof as determined by the Board of Directors. In 2008, none of the Non-employee Directors made such an election.

The following table identifies each item of compensation paid to Non-employee Directors for 2008.

2008 DIRECTOR COMPENSATION

				Change in
				Pension Value
				and Nonqualified
				Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
Name (1)	$	($)(2)	($)(3)	($)(4)	($)(5)	$
Yoshiro Aoki	67,867	0	76,508	0	1,714	146,089
Michael H. Armacost	67,867	0	64,352	1,969	1,151	135,339
Joe Frank Harris	67,867	0	64,352	0	1,115	133,334
Elizabeth J. Hudson	67,867	0	64,352	2,113	1,026	135,358
Douglas W. Johnson	76,933	0	64,352	0	3,360	144,645
Robert B. Johnson	77,867	24,895	39,644	0	4,993	147,399
Charles B. Knapp	76,933	0	64,352	586	1,026	142,897
Barbara K. Rimer, Dr. PH	67,867	0	64,352	11,053	1,026	144,298
Marvin R. Schuster	84,433	0	64,352	18,466	3,483	170,734
David Gary Thompson	67,867	0	66,014	0	3,446	137,327
Robert L. Wright	88,933	13,939	37,706	15,721	3,446	159,745
John Shelby Amos II	67,867	0	64,352	0	3,595,320	3,727,539
Kenneth S. Janke Sr.	67,867	55,155	2,987	0	1,209	127,218
E. Stephen Purdom	67,867	0	64,352	23,172	42,157	197,548
____________________

(1)	Daniel P. Amos, Chairman and CEO; Paul S. Amos II, President, Aflac and COO, Aflac U.S.; and Kriss Cloninger III, President, CFO, and Treasurer, are not included in the table, as they are employees of the Company and thus do not receive compensation for their services as Directors. The compensation received by Messrs. Daniel Amos, Paul Amos, and Cloninger as employees of the Company is shown in the Summary Compensation Table.

(2)	This column represents the dollar amount recognized in accordance with SFAS No. 123(R) for financial statement purposes with respect to the 2008 fiscal year for the fair value of restricted stock granted in 2008 as well as prior fiscal years. The fair values of the awards granted on August 12, 2008, were calculated using the closing stock price on August 12, 2008, of $55.72. Each Non-employee Director may elect, in the year prior to the grant, to convert all or a portion of any annual stock option grant to restricted stock based upon a conversion formula approved by the Board of Directors. The following Non-employee Directors have outstanding stock awards that will each vest upon the fourth anniversary of the awards: Mr. Kenneth Janke, Sr., 4,529; Mr. Robert B. Johnson, 1,765; and Mr. Robert L. Wright, 1,058.

(3)	This column represents the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with SFAS No. 123(R) and thus includes amounts from options granted in and prior to 2008. Assumptions used to calculate SFAS No. 123(R) are more fully described in Note 10 "Share-Based Transactions" in the Notes to the Consolidated Financial Statements in the Company’s Annual Report to Shareholders for the year ended December 31, 2008. The fair value of the options granted to Non-employee Directors as of August 12, 2008, at an option price of $55.72 and with vesting of 25% per year on each of the four anniversaries of the option grant, was estimated in accordance with SFAS No. 123(R) using the multiple option approach of the Black-Scholes-Merton option pricing model. The fair value per option for each of the option’s four vesting periods was $13.77 for the options vesting on August 12, 2009; $15.02 for the options vesting on August 12, 2010; $16.13 for the options vesting on August 12, 2011; and $17.12 for the options vesting on August 12, 2012. The fair value per option was based on an assumption of four years of expected life from each of the four vesting dates, expected volatility of 25%, expected dividend yield of 1.3% and a risk free interest rate of 3.5%. As of December 31, 2008, each Non-employee Director had the following number of stock options outstanding: Yoshiro Aoki, 15,000; Michael H. Armacost, 31,000; Joe Frank Harris, 31,000; Elizabeth J. Hudson, 31,000; Douglas W. Johnson, 31,000; Robert B. Johnson, 33,000; Charles B. Knapp, 31,000; Barbara K. Rimer, Dr. PH, 31,000; Marvin R. Schuster, 51,000; David Gary Thompson, 23,000; Robert L. Wright, 47,000; John Shelby Amos II, 31,000; Kenneth S. Janke Sr., 11,000; and E. Stephen Purdom, 31,000.

(4)	The Company maintains a retirement plan for Non-employee Directors who have attained age 55 and completed at least five years of service as a Non-employee Director. Effective 2002, newly elected Non-employee Directors are not eligible for participation in this plan. The annual benefit paid to a Non-employee Director upon retirement (or to his or her spouse in the event of death prior to completion of payments under the plan) is equal to the Non-employee Director's compensation for the 12 months preceding retirement, including retainer and regular Board member fees, but excluding committee fees, paid for a period of time equal to the number of completed years served. The Non-employee Directors do not participate in any nonqualified deferred compensation plans. The aggregate change in the actuarial present value of the accumulated benefit obligation for John Shelby Amos II, Joe Frank Harris, and Kenneth S. Janke, Sr. was a decrease of $7,430, $7,499, and $11,933, respectively. Yoshiro Aoki, Douglas W. Johnson, Robert B. Johnson and David Gary Thompson do not participate in the plan.

(5)	Included in All Other Compensation for John Shelby Amos II, who presently serves as the State Sales Coordinator-Alabama/West Florida, is $3,577,640 in renewal and first-year sales commissions before expenses. The compensation arrangement with John Shelby Amos II was no more favorable when contracted than those of other State Sales Coordinators. Additionally, included in All Other Compensation is $40,000 paid to E. Stephen Purdom for consulting services provided to Aflac Japan.

RELATED PERSON TRANSACTIONS

     The Company recognizes that transactions between the Company and any of its Directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Accordingly, consistent with the Company’s Code of Business Conduct and Ethics, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be, or may not be, inconsistent with the best interests of the Company and its shareholders. Therefore, the Company has adopted a formal policy which requires the Company’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s Directors or executives had, has or will have a direct or indirect material interest. After its review the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith.

     Each of the following ongoing transactions, which commenced prior to the adoption of the formal policy, has been reviewed and ratified by the Audit Committee:

     In 2008, Aflac paid $139,607 to a corporation of which Maria Theresa Land, the sister of John Shelby Amos II, is the sole shareholder. This amount was earned as renewal commissions before expenses by W. Donald Land, the deceased husband of Maria Theresa Land. W. Donald Land served as State Sales Coordinator-Florida with Aflac from 1975 until May 1990. In 2008, Aflac paid $421,761 to Michael S. Kirkland, the son of Ronald E. Kirkland, the Sr. Vice President, Director of Sales. Michael Kirkland serves as a State Sales Coordinator-Texas East. In 2008, Aflac paid $618,771 to Jonathan S. Kirkland, the son of Ronald E. Kirkland. Jonathan Kirkland serves as a State Sales Coordinator-Colorado. The amounts for Michael Kirkland and Jonathan Kirkland were earned as renewal and first-year commissions before expenses. State Sales Coordinators are not salaried employees but are independent contractors compensated on a commission basis and are required to pay their own expenses, including travel, office expenses, incentives for District and Regional Sales Coordinators and Associates in their states, and recruiting and training costs. The compensation arrangement with W. Donald Land, Michael Kirkland, and Jonathan Kirkland was no more favorable when contracted than those of other State Sales Coordinators.

     In 2008, Aflac paid $345,651 to John William Amos, the son of John Shelby Amos II. This amount was earned as renewal and first-year commissions before expenses. John William Amos serves as a Regional Sales Coordinator-Alabama/West Florida. In 2008, $307,055 was paid by Aflac to Joe Frank Harris Jr., the son of Joe Frank Harris. This amount was earned as renewal and first-year commissions before expenses. Joe Frank Harris Jr. serves as a Regional Sales Coordinator-Georgia/Northwest. Regional Sales Coordinators are not salaried employees but are independent contractors compensated on a commission basis and are required to pay their own expenses. The compensation arrangement with John William Amos and Joe Frank Harris Jr. is no more favorable than with other Regional Sales Coordinators.

     During 2008, Aflac Japan, Aflac Insurance Services Co., Ltd., and Aflac Payment Services Co., Ltd. leased office space from Seiwa Sogo Tatemono Co., Ltd. Lease payments made in 2008 totaled $2,374,879. Yoshiro Aoki, a Director of the Company, is and throughout 2008 was President and a Director of Seiwa Sogo Tatemono.

     For services rendered in 2008, the Company paid $497,603 in salary and non-equity incentive award to Kenneth S. Janke Jr., the son of Kenneth S. Janke Sr. Mr. Janke Jr. serves as Senior Vice President, Investor Relations. In addition, he received such employee benefits and other compensation (including equity awards) as were generally made available to senior management of the Company. For services rendered in 2008, in addition to the amount disclosed above, Aflac paid $32,875 in salary and non-equity incentive award to Jonathan S. Kirkland, the son of Ronald E. Kirkland. Mr. Jonathan Kirkland served Aflac as Sales Strategy Consultant for part of the year. For services rendered in 2008, Aflac paid $139,727 in salary and non-equity incentive award to J. Matthew Loudermilk, the son of Joey M. Loudermilk. Mr. J. Matthew Loudermilk serves as Second Vice President, Associate Counsel, of Aflac and Assistant Corporate Secretary of the Company and Aflac. In addition, they received such employee benefits and other compensation (including equity awards) pursuant to the Company’s equity award and benefit programs. All of these employees are also eligible to participate in all fringe benefit programs generally available to employees and their compensation is commensurate with that of their peers.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information with respect to compensation plans under which our equity securities are authorized for issuance to our employees or Non-employee Directors, as of December 31, 2008.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by
Shareholders	16,335,546	$37.95	20,706,118*
Equity Compensation Plans Not Approved by
Shareholders	-0-	-0-	-0-
Total	16,335,546	$37.95	20,706,118
____________________

*	Of the shares listed in column (c), 10,725,755 shares are available for grant other than in the form of options, warrants, or rights (i.e., in the form of restricted stock or restricted stock units).

AUDIT COMMITTEE REPORT

     The Audit Committee of the Company’s Board of Directors is composed of four directors, each of whom, the Board has determined, is independent as defined by the NYSE listing standards and SEC rules, and is financially literate. The Board has determined that at least one member of the Audit Committee is an audit committee financial expert as defined by the SEC rules. Mr. Douglas W. Johnson, with 30 years as an auditor with Ernst & Young, 20 of those years as a partner, working primarily with the insurance industry segment, is the audit committee financial expert. The Audit Committee operates under a written charter adopted by the Board of Directors.

     Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and issuing a report thereon. The Audit Committee has general oversight responsibility to monitor and oversee these processes on behalf of the Board of Directors.

     In connection with these responsibilities, the Audit Committee has met with management and the independent registered public accounting firm to review and discuss the Company’s audited consolidated financial statements for the year ended December 31, 2008. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and the NYSE. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has reviewed this report and such firm's work throughout the year in order to evaluate the independent registered public accounting firm's qualifications, performance, and independence.

     Additionally, the Audit Committee has monitored the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding the reporting related to internal control over financial reporting. This monitoring process has included regular reports and representations by financial management of the Company, the internal auditors, and by KPMG LLP, the independent registered public accounting firm. The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

     Based upon the Audit Committee's discussions with management and the independent registered public accounting firm, as set forth above, and the Audit Committee's review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Audit Committee

Robert L. Wright, Chairman
Douglas W. Johnson (financial expert)
Charles B. Knapp
Marvin R. Schuster

2. ADVISORY VOTE ON EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION

     We believe that our compensation policies and procedures are centered on a pay for performance culture and are strongly aligned with the long-term interests of our shareholders. This advisory shareholder vote, commonly known as “Say-on-Pay,” gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution.

“Resolved, that the shareholders approve the overall executive pay-for-performance compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation in this Proxy Statement.”

     Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

     We believe the “Say-on-Pay” proposal demonstrates our commitment to our shareholders; that commitment extends beyond adopting innovative corporate governance practices. We also are committed to achieving a high level of total return for our shareholders.

     Since August 1990, when Mr. Daniel Amos was appointed as our CEO through December 31, 2008, our Company’s total return to shareholders, including reinvested cash dividends, has exceeded 2,852% compared with 418% for the Dow Jones Industrial Average and 309% for the S&P 500.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL OF THE PAY-FOR-PERFORMANCE COMPENSATION POLICIES AND PROCEDURES EMPLOYED BY
THE COMPENSATION COMMITTEE, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS
AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION IN THIS PROXY STATEMENT.

3. RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     In February 2009, the Audit Committee voted to appoint KPMG LLP, an independent registered public accounting firm, to perform the annual audit of the Company’s consolidated financial statements for the fiscal year 2009, subject to ratification by the shareholders.

     Representatives of KPMG LLP are expected to be present at the 2009 Annual Meeting of Shareholders with the opportunity to make a statement if they so desire. Such representatives are expected to be available to respond to appropriate questions.

     The aggregate fees for professional services rendered to the Company by KPMG LLP for the years ended December 31, were as follows:

	2008	2007
Audit fees — Audit of the Company’s consolidated financial statements for the years ended December 31*	$4,063,654	$3,993,446
Audit related fees (audits of subsidiaries and employee benefit plans)	66,600	114,644
Tax fees	1,670	1,500
All other fees	0	35,000
Total fees:	$4,131,924	$4,144,590

____________________

(*)	The audit fees for 2008 and 2007 include $1,798,014 and $1,822,861, respectively, for the services rendered for the attestation with respect to, and related reviews of, the Company’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

     The Audit Committee of the Board of Directors has considered whether the provision of the non-audit professional services is compatible with maintaining KPMG LLP’s independence and has concluded that it is. The Audit Committee pre-approves all audit and non-audit services provided by KPMG LLP.

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE “FOR”
RATIFICATION OF THE SELECTION OF KPMG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Shareholder Proposals

     For a shareholder’s proposal to be included in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act, and the proposal must be received by the Secretary of the Company by November 20, 2009. To be timely, shareholder proposals submitted outside the processes of Rule 14a-8 must be received by the Secretary of the Company after January 4, 2010 and before February 3, 2010.

Annual Report

     The Company has delivered a copy of its Annual Report to each shareholder entitled to vote at the 2009 Annual Meeting of Shareholders. A copy of the Company’s Form 10-K is available at no charge to all shareholders. For a copy, write to:

          Kenneth S. Janke Jr.
          Senior Vice President, Investor Relations
          Aflac Incorporated
          Worldwide Headquarters
          1932 Wynnton Road
          Columbus, Georgia 31999

By Order of the Board of Directors,

/s/ Joey M. Loudermilk
Joey M. Loudermilk
Secretary

March 20, 2009

AFLAC INCORPORATED WORLDWIDE HEADQUARTERS 1932 WYNNTON ROAD COLUMBUS, GA 31999
(ONLY IF YOU AGREE WITH YOUR VOTING RIGHTS CAN YOU VOTE BY PHONE)

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date, or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, only if you agree with the voting rights on your proxy. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AFLAC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AFLAC INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3

The following proposals are being submitted to the Shareholders:

1.	Election of 17 Directors of the Company.		For	Against	Abstain

Nominees:

	1a	Daniel P. Amos	☐	☐	☐

	1b	John Shelby Amos II	☐	☐	☐

	1c	Paul S. Amos II	☐	☐	☐

	1d	Yoshiro Aoki	☐	☐	☐

	1e	Michael H. Armacost	☐	☐	☐

	1f	Kriss Cloninger III	☐	☐	☐

	1g	Joe Frank Harris	☐	☐	☐

	1h	Elizabeth J. Hudson	☐	☐	☐

	1i	Kenneth S. Janke Sr.	☐	☐	☐

	1j	Douglas W. Johnson	☐	☐	☐

	1k	Robert B. Johnson	☐	☐	☐

			For	Against	Abstain

	1l	Charles B. Knapp	☐	☐	☐

	1m	E. Stephen Purdom	☐	☐	☐

	1n	Barbara K. Rimer, Dr. PH	☐	☐	☐

	1o	Marvin R. Schuster	☐	☐	☐

	1p	David Gary Thompson	☐	☐	☐

	1q	Robert L. Wright	☐	☐	☐

2.	To consider and approve the following advisory (non-binding) proposal:		☐	☐	☐

   "Resolved, that the shareholders approve the overall executive pay-for-performance compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation in this Proxy Statement."

3.	Ratification of appointment of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2009.		☐	☐	☐

Sign here as name(s) appear(s) on account. If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

AFLAC2

AFLAC INCORPORATED
Worldwide Headquarters
1932 Wynnton Road, Columbus, Georgia 31999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel P. Amos, Kriss Cloninger III, and E. Stephen Purdom, as Proxies or any one of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Aflac Incorporated held of record by the undersigned on February 24, 2009, at the Annual Meeting of the Shareholders to be held on Monday, May 4, 2009, at 10:00 a.m., or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS OF THE UNDERSIGNED SHAREHOLDER. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

DESCRIPTION OF VOTING RIGHTS

      In accordance with the Company's Articles of Incorporation, shares of the Company's Common Stock, par value $.10 per share (the "Common Stock") are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Where a share is transferred to a transferee by gift, devise, or bequest, or otherwise through the laws of inheritance, descent, or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, the transferee is deemed to be the same beneficial owner as the transferor for purposes of determining the number of votes per share. Shares acquired as a direct result of a stock split, stock dividend, or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit. The Board of Directors reserves the right to require evidence to support the affidavit.

Only if you do not agree with the voting rights shown on the front of this Proxy should you complete the following:

Affidavit
Under the penalties of perjury, I do solemnly swear that I am entitled to the number of votes set forth below because

I agree to provide evidence to support this statement at the request of the Company.		Shares @	1 Vote/Share

Sign here	X	Shares @	10 Votes/Share

	X	Date ___________________ , 2009 Total
=	Votes

=	Votes

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